Exhibit 99.1

Forward-Looking Statements
This report contains forward-looking statements that are not historical facts. When used in this report, words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” "could," “plan,” “predict,” “potential,” "target," "goal," "strategy," “seem,” “seek,” “future,” “outlook,” and similar expressions are intended to identify forward looking statements. These are statements that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the company’s expectations regarding its business and the potential benefits received from the planned integrated offering of trucks and fueling solutions, including the Tre FCEV and mobile fuelers, and its belief that its integrated fueling and charging systems is the key differentiator and will create competitive benefits; the potential benefits received from the company’s hydrogen production, offtake, distribution and dispensing plans; the expected performance and specifications of company vehicles and hydrogen production, distribution and fueling solutions; the benefits and attributes of the company's business model and strategy; the company’s expectations regarding its projected truck builds and related specifications; the company’s expectations for its trucks and market acceptance of electric trucks; expected benefits of the company’s strategic partnerships; the company’s plans with respect to its maintenance and service program; beliefs regarding our competitiveness; and market opportunity. These statements are based on various assumptions, whether or not identified in this report, and on the current expectations of management and are not predictions of actual performance. These assumptions include our financial and business performance; expected timing with respect to the build out of our manufacturing facilities, joint venture with Iveco and production and attributes of our BEV and FCEV trucks; expectations regarding our hydrogen fuel station rollout plan; timing of completion of validation testing, volume production and other milestones; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the execution of definitive agreements with our business partners and the success of our planned collaborations; the cancellation of orders; our future capital requirements and sources and uses of cash; the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity; the implementation, market acceptance and success of our business model; developments relating to our competitors and industry; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our ability to obtain funding for our operations; the outcome of any known and unknown regulatory proceedings; our business, expansion plans and opportunities; our ability to achieve cost reductions for our vehicles; customer demand for our trucks; changes in applicable laws or regulations; and anticipated trends and challenges in our business and the markets in which we operate.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2022, as amended, as well as our ability to execute our business model, including market acceptance of our planned products and services; changes in applicable laws or regulations; risks associated with the outcome of any legal, regulatory or judicial proceedings; the effect of the COVID-19 pandemic on our business; our ability to raise capital; our ability to compete; the success of our business collaborations; regulatory developments in the United States and foreign countries; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and our history of operating losses. These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
In this report, all references to “Nikola,” “we,” “us,” or “our” mean Nikola Corporation.
Nikola™ is a trademark of Nikola Corporation. We also refer to trademarks of other corporations and organizations in this report.
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included in our Annual Report on Form 10-K for the period ended December 31, 2022, as amended. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Forward-Looking Statements", and in “Risk Factors” and in other parts of our Annual Report on Form 10-K for the period ended December 31, 2022, as amended.

Overview
We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable customers to integrate next-generation truck technology, hydrogen fueling infrastructure, charging solutions, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.
Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and increase speed to market.
We operate in two business units: Truck and Energy. The Truck business unit is developing and commercializing BEV and FCEV Class 8 trucks that provide or are intended to provide environmentally friendly, cost effective solutions to the short, medium and long haul trucking sectors. The Energy business unit is primarily developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for our FCEV customers.
Our planned hydrogen fueling ecosystem is expected to include hydrogen production, procurement, distribution, storage and dispensing. In the third quarter of 2022, we purchased a land parcel in Arizona which we intend to utilize to construct a hydrogen hub with partners. In January 2023, we announced our new global brand, HYLA, to encompass our energy products for producing, distributing, and dispensing hydrogen to fuel our trucks. Under HYLA we announced our intention to secure up to 300 metric tons per day of hydrogen supply by 2026 in the U.S. and Canada, which is intended to support the deployment of our trucks. We expect to leverage multiple ownership structures where we either fully or partially own, or do not own hydrogen production assets. In cases where we are able to source hydrogen supply, without ownership of hydrogen production assets, we expect to enter into long-term supply contracts where our costs and surety of supply are well-defined.
Our joint venture with Iveco S.p.A. ("Iveco") was established to provide us with the manufacturing infrastructure to build trucks for the European market. During the second quarter of 2021, the joint venture completed the construction of the manufacturing facility and started trial production for the Nikola Tre BEV on the assembly line in Ulm, Germany. In June 2022, we executed amended agreements with Iveco to expand the scope of the joint venture operations to include engineering and development of the Nikola Tre BEV European platform. In June 2023, we executed a European Joint Venture Transaction Agreement whereby we sold our 50% equity interest in the joint venture.
We believe our current rate of capital and operating expenditures are sufficient to continue our ongoing activities which include:
•commercialize our heavy-duty trucks and other products;
•expand and maintain manufacturing facilities and equipment;
•invest in servicing our vehicles under warranty including repairs and service parts;
•develop hydrogen fueling stations and production of hydrogen;
•continue to invest in our technology;
•increase our investment in marketing and advertising, sales, and distribution infrastructure for our products and services;
•maintain and improve our operational, financial and management information systems;
•hire and retain personnel; and
•obtain, maintain, expand, and protect our intellectual property portfolio.
Comparability of Financial Information
On June 30, 2023, we completed the Assignment of Romeo Power, Inc. ("Romeo"), which was previously consolidated in our financial statements from the date of acquisition, October 14, 2022. The operating results of Romeo were retroactively reclassified to discontinued operations for the year ended December 31, 2022. Our results for the periods presented, as discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations, include only results from continuing operations and exclude results related to our discontinued operation.

Results of Operations
Comparison of Year Ended December 31, 2022 to Year Ended December 31, 2021
The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
	2022	2021	$ Change	% Change
	( in thousands, except share and per share data)
Revenues:
Truck sales	$45,931	$—	$45,931	NM
Service and other	3,794	—	3,794	NM
Total revenues	49,725	—	49,725	NM
Cost of revenues:
Truck sales	132,556	—	132,556	NM
Service and other	3,138	—	3,138	NM
Total cost of revenues	135,694	—	135,694	NM
Gross loss	(85,969)	—	(85,969)	NM
Operating expenses:
Research and development	270,480	292,951	(22,471)	(8)%
Selling, general and administrative	346,186	400,575	(54,389)	(14)%
Total operating expenses	616,666	693,526	(76,860)	(11)%
Loss from operations	(702,635)	(693,526)	(9,109)	1%
Other income (expense):
Interest expense, net	(17,712)	(481)	(17,231)	3582%
Revaluation of warrant liability	3,903	3,051	852	28%
Other income (expense), net	(1,023)	4,102	(5,125)	(125)%
Loss before income taxes and equity in net loss of affiliates	(717,467)	(686,854)	(30,613)	4%
Income tax expense	6	4	2	NM
Loss before equity in net loss of affiliates	(717,473)	(686,858)	(30,615)	4%
Equity in net loss of affiliates	(20,665)	(3,580)	(17,085)	477%
Net loss from continuing operations	$(738,138)	$(690,438)	$(47,700)	7%

Net loss from continuing operations per share:
Basic	$(1.67)	$(1.73)	$0.06	(3)%
Diluted	$(1.78)	$(1.74)	$(0.04)	2%
Weighted-average shares outstanding:
Basic	441,800,499	398,655,081	43,145,418	11%
Diluted	441,800,499	398,784,392	43,016,107	11%
Revenues
Revenues were $49.7 million for the year ended December 31, 2022, consisting of $45.9 million in truck sales driven by sales of Tre BEV trucks and $3.8 million in service and other sales driven by deliveries of MCT units, and other charging products.
Cost of Revenues
Cost of revenues related to truck sales were $132.6 million for the year ended December 31, 2022. Truck cost of revenues includes direct materials, freight and duties for transportation of purchased parts, manufacturing labor and overhead including Coolidge plant facility costs and depreciation, inventory write-downs for net realizable value and obsolescence, and reserves for estimated warranty expenses. Given our inventory is stated at net realizable value, which is currently lower than the actual cost, any overhead including freight is expensed in the period incurred as opposed to being capitalized into inventory.
With the start of production late in first quarter of 2022, we have experienced high fixed costs due to low volumes produced driving significantly negative margins.
Cost of revenues related to service and other revenue were $3.1 million for the year ended December 31, 2022, driven by direct materials, outsourced services, and fulfillment costs related to MCTs, other charging product, and battery product deliveries.
Research and Development
Research and development expenses decreased by $22.5 million, or 8%, from $293.0 million during the year ended December 31, 2021 to $270.5 million during the year ended December 31, 2022. This decrease was primarily due to a decrease of $54.3 million in outside development. This decrease was partially offset by an increase in personnel costs of $26.7 million driven by growth in our in-house engineering headcount, and an increase in freight for prototype components of $2.9 million.
Selling, General, and Administrative
Selling, general, and administrative expenses decreased by $54.4 million, or 14%, from $400.6 million during the year ended December 31, 2021 to $346.2 million during the year ended December 31, 2022. The decrease primarily related to $125.0 million recognized in the third quarter of 2021 related to settlement of the SEC investigation, along with a decrease of $21.5 million for legal expenses related to Mr. Milton's indemnification agreement. These decreases were partially offset by an an increase in stock-based compensation expense of $45.5 million, an increase in personnel costs of $22.9 million driven by an increase in headcount, an increase of $10.0 million for a supply commitment revision fee, and increase in professional services of $9.5 million primarily due to costs incurred for the acquisition of Romeo in October 2022.
Interest expense, net
Interest expense, net increased by $17.2 million, or 3582%, from $0.5 million during the year ended December 31, 2021 to $17.7 million during the year ended December 31, 2022. The increase is primarily due to an increase in interest on our Convertible Notes of $15.1 million, interest on our financing obligations of $2.3 million, interest on our Collateralized Promissory Notes of $1.3 million, and interest on other debt of $0.5 million, partially offset by interest income earned on our cash and cash equivalents balances.
Revaluation of Warrant Liability
The revaluation of warrant liability increased $0.9 million, from $3.1 million during the year ended December 31, 2021 to $3.9 million during the year ended December 31, 2022, resulting from changes in fair value of our warrant liability.
Other Income (Expense), net
Other income (expense), net decreased by $5.1 million, from $4.1 million of income during the year ended December 31, 2021 to $1.0 million of expense during the year ended December 31, 2022. The decrease was driven primarily by an incremental loss on revaluations of the derivative asset and liability of $3.8 million compared to the prior year, a decrease in government grant income recognized of $1.7 million, along with losses on foreign currency valuation adjustments, partially offset by an increase of $1.0 million related to a loss on sale of equipment recognized in the prior year.
Income Tax Expense
Income tax expense for the years ended December 31, 2022 and 2021 was immaterial. We have cumulative net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates increased by $17.1 million, from $3.6 million for the year ended December 31, 2021 to $20.7 million for the year ended December 31, 2022. The increase was driven by additional losses of $16.5 million in the current period related to Nikola Iveco Europe GmbH, attributed to research and development activities, and additional losses of $0.6 million related to WVR for the year ended December 31, 2022.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, we believe the following non-GAAP measures are useful in evaluating operational performance. We use the following non-GAAP financial information to evaluate ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing operating performance.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net loss from continuing operations before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net loss from continuing operations	$(175,966)	$(159,416)	$(738,138)	$(690,438)
Interest (income) expense, net	6,958	262	17,712	481
Income tax expense (benefit)	3	—	6	4
Depreciation and amortization	6,293	2,272	22,765	8,231
EBITDA	(162,712)	(156,882)	(697,655)	(681,722)
Stock-based compensation	41,231	53,728	252,445	205,711
Revaluation of financial instruments	(81)	71	(174)	(3,155)
Romeo Acquisition transaction costs	5,218	—	7,315	—
Regulatory and legal matters(1)	(15,145)	12,185	23,175	47,842
SEC settlement	—	—	—	125,000
Adjusted EBITDA	$(131,489)	$(90,898)	$(414,894)	$(306,324)
(1) Regulatory and legal matters include legal, advisory and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.
Non-GAAP Net Loss and Non-GAAP Net Loss Per Share, Basic and Diluted
Non-GAAP net loss and non-GAAP net loss per share, basic and diluted are presented as supplemental measures of our performance. Non-GAAP net loss is defined as net loss from continuing operations, basic and diluted adjusted for stock compensation expense and other items determined by management. Non-GAAP net loss per share, basic and diluted, is defined as non-GAAP net loss divided by weighted average shares outstanding, basic and diluted.

The following table reconciles net loss from continuing operations and net loss per share to non-GAAP net loss and non-GAAP net loss per share for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(in thousands, except share and per share data)
Net loss from continuing operations	$(175,966)	$(159,416)	$(738,138)	$(690,438)
Stock-based compensation	41,231	53,728	252,445	205,711
Revaluation of financial instruments	(81)	71	(174)	(3,155)
Romeo Acquisition transaction costs	5,218	—	7,315	—
Regulatory and legal matters(1)	(15,145)	12,185	23,175	47,842
SEC settlement	—	—	—	125,000
Non-GAAP net loss	$(144,743)	$(93,432)	$(455,377)	$(315,040)

Non-GAAP net loss per share:
Basic	$(0.30)	$(0.23)	$(1.03)	$(0.79)
Diluted	$(0.30)	$(0.23)	$(1.03)	$(0.79)
Weighted average shares outstanding:
Basic	487,551,035	407,448,311	441,800,499	398,655,081
Diluted	487,551,035	407,448,311	441,800,499	398,784,392
(1) Regulatory and legal matters include legal, advisory and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.
Liquidity and Capital Resources
In accordance with the ASC 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, (“ASC 205-40”), we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
As an early stage growth company, our ability to access capital is critical. Until we can generate sufficient revenue to cover our operating expenses, working capital and capital expenditures, we will need to raise additional capital. Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.
We have secured and intend to employ various strategies to obtain the required funding for future operations such as continuing to access capital through the Equity Distribution Agreement, our Second Tumim Purchase Agreement, and the Convertible Note Purchase Agreement, each as defined below. However, the ability to access the Equity Distribution Agreement and Second Tumim Purchase Agreement are dependent on our common stock trading volumes and the market price of our common stock, which cannot be assured, and as a result cannot be included as sources of liquidity for our ASC 205-40 analysis.
If capital is not available to us when, and in the amounts needed, we could be required to delay, scale back, or abandon some or all of our development programs and operations, which could materially harm our business, financial condition and results of operations. The result of our ASC 205-40 analysis, due to uncertainties discussed above, is that there is substantial doubt about our ability to continue as a going concern through the next twelve months from the date of issuance of these consolidated financial statements.
Since inception, we financed our operations primarily from the sales of stock, the Business Combination, proceeds from the Tumim Purchase Agreements and our Equity Distribution Agreement, redemption of warrants, and debt. As of December 31, 2022, our principal sources of liquidity were our cash and cash equivalents in the amount of $225.9 million.
During 2021, we entered into a purchase agreement with Tumim (the "First Tumim Purchase Agreement") allowing us to issue shares of our common stock to Tumim for proceeds of up to $300.0 million. As of December 31, 2022 we have issued 31,461,742 shares of common stock to Tumim under the terms of the First Tumim Purchase Agreement for gross proceeds of $287.5 million, excluding the 155,703 commitment shares issued to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the First Tumim Purchase Agreement. As of December 31, 2022, there were

3,420,990 registered shares remaining and a remaining commitment available under the First Tumim Purchase Agreement of $12.5 million. Subsequent to December 31, 2022, we sold 3,420,990 shares of common stock for proceeds of $8.4 million and terminated the First Tumim Purchase Agreement.
Additionally, during 2021, we entered into a second purchase agreement with Tumim (the "Second Tumim Purchase Agreement" and, together with the First Tumim Purchase Agreement, the "Tumim Purchase Agreements") allowing us to issue shares of our common stock to Tumim for proceeds of up to an additional $300.0 million, provided that certain conditions have been met, including the termination of the First Tumim Purchase Agreement. As of December 31, 2022, we have not sold any shares of common stock to Tumim under the terms of the Second Tumim Purchase Agreement with 28,790,787 registered shares remaining and a remaining commitment of $300.0 million available.
During the second quarter of 2022, we completed a private placement of $200.0 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior PIK toggle notes (the "Toggle Senior Unsecured Convertible Notes"), which mature on May 31, 2026. Net proceeds from the issuance were $183.2 million.
During the third quarter of 2022, we entered into an equity distribution agreement (the "Equity Distribution Agreement") with Citi Global Markets, Inc. ("Citi") pursuant to which we can issue and sell shares of our common stock with an aggregate maximum offering price of $400.0 million. As of December 31, 2022, we have sold 45,324,227 shares of common stock under our Equity Distribution Agreement. We received $167.8 million in gross proceeds from the Equity Distribution Agreement during the year ended December 31, 2022, resulting in net proceeds of $163.5 million after deducting $4.3 million in commissions and other fees. As of December 31, 2022, we accrued $1.7 million for commissions in accrued expenses and other current liabilities on the consolidated balance sheets.
During the fourth quarter of 2022, we entered into a securities purchase agreement (the "Convertible Note Purchase Agreement") pursuant to which we can issue and sell up to $125.0 million in initial principal amount of senior convertible notes (the "5% Senior Convertible Notes") in a registered direct offering. We consummated an initial closing for the sale of $50.0 million in aggregate principal amount of 5% Senior Convertible Notes on December 30, 2022. Each 5% Senior Convertible Note will accrue interest at a rate of 5% per annum, payable in arrears on the first calendar day of each calendar quarter, beginning April 1, 2023, and will mature on the first anniversary of its date of issuance unless the maturity date is extended at the option of the noteholders in certain instances.
Short-Term Liquidity Requirements
As of December 31, 2022, our current assets were $436.9 million consisting primarily of cash, cash equivalents and restricted cash of $236.5 million, and our current liabilities were $383.6 million comprised of primarily of accounts payable and accrued expenses.
Our short term liquidity will be utilized to execute our business strategy over the next twelve month period including (i) scaling the production, distribution and service of the BEV truck, (ii) expanding and maintaining the Coolidge manufacturing facility, (iii) completing the roll-out of our initial energy infrastructure, and (iv) completing validation and on-road testing of the FCEV truck and starting commercial production. However, actual results could vary materially and negatively as a result of a number of factors, including:
•our ability to manage the costs of manufacturing the BEV and FCEV trucks;
•the level and timing of revenue recognized and cash generated from sales of our BEV and FCEV trucks;
•the costs of expanding and maintaining our manufacturing facility and equipment;
•our warranty claims experience should actual warranty claims differ significantly from estimates;
•the scope, progress, results, costs, timing and outcomes of our research and development for our FCEV trucks;
•the timing and the costs involved in bringing our vehicles to market;
•the costs and timing of development and deployment of our hydrogen distribution, dispensing and storage network;
•the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
•the costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as well as costs related to litigation, investigations, or settlements;

•our ability to collect revenue; and
•other risks discussed in the section entitled "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2022, as amended.
Long-Term Liquidity Requirements
Until we can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing, including lease securitization, strategic collaborations, and licensing arrangements. If we raise funds by issuing equity or equity-linked securities, dilution to stockholders may result. Any equity or equity-linked securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or other debt financing agreements could impose significant restrictions on our operations and may require us to pledge certain assets. The credit market and financial services industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.
Summary of Cash Flows
The following table provides a summary of cash flow data:

	Years Ended December 31,
	2022	2021	2020
	(in thousands)
Net cash used in operating activities	$(581,563)	$(307,154)	$(150,533)
Net cash used in investing activities	(225,645)	(207,481)	(31,141)
Net cash provided by financing activities	598,876	187,598	941,120
Cash Flows from Operating Activities
Our cash flows from operating activities are significantly affected by the growth of our business primarily related to manufacturing, research and development and selling, general, and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.
Net cash used in operating activities was $581.6 million for the year ended December 31, 2022. The most significant component of our cash used during this period was a net loss from continuing operations of $738.1 million, which included non-cash expenses of $252.4 million related to stock-based compensation, $19.7 million related to inventory write-downs, $20.7 million equity in loss of affiliates, and $22.8 million related to depreciation and amortization, other non cash adjustments of $16.2 million and net cash outflows of $175.2 million from changes in operating assets and liabilities primarily driven by an increase in inventory and accounts receivable, partially offset by an increase in accounts payable and accrued expenses.
Net cash used in operating activities was $307.2 million for the year ended December 31, 2021. The most significant component of our cash used during this period was a net loss of $690.4 million, which included non-cash expenses of $205.7 million related to stock-based compensation, $46.3 million for in-kind services, $8.2 million related to depreciation and amortization, and $5.6 million for the issuance of commitment shares to Tumim, other non cash adjustments of $7.1 million and net cash inflows of $110.4 million from changes in operating assets and liabilities primarily driven by an increase in accounts payable and accrued expenses related to the liability for the SEC settlement, and increased spend on the development of our BEV and FCEV trucks, along with an increase in other long-term liabilities related to the SEC settlement, partially offset by an increase in inventory and prepaid expenses and other current assets.
Net cash used in operating activities was $150.5 million for the year ended December 31, 2020. The most significant component of our cash used during this period was a net loss of $370.9 million, which included non-cash expenses of $138.0 million related to stock-based compensation, a gain of $13.4 million related to the change in fair value of our warrant liability, $45.7 million for in-kind services, $6.0 million related to depreciation and amortization, $14.4 million for impairment charges, and a loss of $1.3 million related to the change in fair value of our forward contract liability, and net cash inflows of $28.7 million from changes in operating assets and liabilities and net cash outflows of other operating activities of $0.4 million, primarily driven by an increase in accounts payable and accrued expenses related to accrued expenses related to regulatory and legal matters, and increased spend on the development of our BEV an FCEV trucks, partially offset by an increase in accounts receivable, net and prepaid expenses and other current assets.

Cash Flows from Investing Activities
Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue as we expand our truck manufacturing facility in Coolidge, Arizona and develop our energy infrastructure.
Net cash used in investing activities was $225.6 million for the year ended December 31, 2022, which was primarily due to purchases and deposits for property and equipment, including costs of construction for our Coolidge manufacturing facility and purchases of capital equipment of $168.3 million, $27.8 million for issuance of senior secured debt to Romeo, $23.0 million in cash paid for investment in affiliates, and $6.6 million paid to settle the second price differential with WVR.
Net cash used in investing activities was $207.5 million for the year ended December 31, 2021, which was primarily due to purchases and deposits for property and equipment, including construction for our Coolidge manufacturing facility and purchases of capital equipment of $179.3 million, $25.0 million in cash paid for investment in WVR, and $3.4 million paid to settle the first price differential with WVR.
Net cash used in investing activities was $31.1 million for the year ended December 31, 2020, which was primarily due to purchases and deposits for property and capital equipment, including construction for our Coolidge manufacturing facility and purchase of capital equipment of $22.3 million, and $8.8 million in cash paid for investment in the joint venture.
Cash Flows from Financing Activities
Net cash provided by financing activities was $598.9 million for the year ended December 31, 2022, which was primarily due to proceeds from the issuance of convertible notes of approximately $233.2 million, proceeds from the issuance of common stock from the Equity Distribution Agreement of approximately $165.1 million, proceeds from the First Tumim Purchase Agreement of approximately $123.7 million, net proceeds from issuance of the promissory notes for $54.0 million, proceeds from the financing obligation of $44.8 million, proceeds from the exercises of stock options of $6.9 million and other financing activity of $1.7 million, partially offset by $30.5 million in payments on our debt, promissory notes and notes payable.
Net cash provided by financing activities was $187.6 million for the year ended December 31, 2021, which was primarily due to proceeds from the First Tumim Purchase Agreement of approximately $163.8 million, net proceeds from issuance of the promissory notes for $24.6 million, proceeds from the exercises of stock options of $4.8 million, partially offset by a $4.1 million payment of our term loan and other financing outflows of $1.5 million.
Net cash provided by financing activities was $941.1 million for the year ended December 31, 2020, which was primarily due to net proceeds of $616.7 million from the Business Combination and the PIPE, the proceeds from the exercise of public and private warrants of $264.5 million, proceeds from the issuance of Legacy Nikola's Series D redeemable convertible preferred stock, net of issuance costs, of $50.3 million and proceeds from the exercise of stock options of $9.7 million and proceeds from tenant allowances for the construction of our headquarters of $0.9 million, offset by payments on our finance lease liability of $1.0 million.
Contractual Obligations and Commitments
For a description of our contractual obligations such as debt, leases, purchase and other contractual obligations, see Note 5, Leases, Note 9, Debt and Finance Lease Liabilities, and Note 15, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Off-Balance Sheet Arrangements
Since the date of incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve valuation of our stock-based compensation, including the fair value of common stock and market-based restricted stock units, assignment of fair value and allocation of purchase price in connection with the Romeo Acquisition, the valuations of warrant liabilities, derivative liabilities, the WVR Put Right and Price Differential and redeemable convertible preferred stock tranche liability, estimates related to our lease assumptions, warranty assumptions and revenue recognition, contingent liabilities, including litigation reserves, and inventory valuation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and the results may be material.
We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.
While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations.
Stock-Based Compensation
We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We recognize stock-based compensation costs and reverse previously recognized costs for unvested awards in the period forfeitures occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:
•Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.
•Expected Volatility—As our shares have limited history, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.
•Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on common stock or Legacy Nikola common stock and do not anticipate doing so in the foreseeable future.
•Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
Common Stock Valuations
The grant date fair value of Legacy Nikola common stock was determined by Legacy Nikola's board of directors with the assistance of management and an independent third-party valuation specialist. The grant date fair value of Legacy Nikola common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs). Based on our early stage of development and other relevant factors, we determined that an Option Pricing Model ("OPM") was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Legacy Nikola common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM backsolve method to estimate the fair value of Legacy Nikola common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our redeemable convertible preferred stock in this instance.
As of June 3, 2020, our stock is publicly traded and the fair value of our common stock is based on the closing price of our common stock on or around the date of grant.
Market-Based RSUs
The fair value of market based RSU awards is determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies.
Common Stock Warrants
Common stock warrants issued with debt, equity or as standalone financial instruments are recorded as either liabilities or equity in accordance with the applicable accounting guidance. Warrants recorded as equity are recorded at their fair value determined at the issuance date and are not remeasured after that. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date with changes in estimated fair value of common stock warrant liability in the consolidated statement of operations.
We, with the assistance of third party valuations, utilize the Black-Scholes valuation model to estimate the fair value of private warrants at each reporting date. The application of the Black-Scholes model utilizes significant assumptions, including volatility. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies. Increases (decreases) in the assumptions result in a directionally similar impact to the fair value of the common stock warrant liability.
Recent Accounting Pronouncements
Note 2 to our consolidated financial statements elsewhere in this report, provides more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Nikola Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nikola Corporation (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2023 expressed an adverse opinion thereon.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Business Combination

Description of the Matter
As described in Note 3 to the consolidated financial statements, during 2022, the Company completed the acquisition of Romeo Power, Inc. for total purchase consideration of $78.6 million.

Auditing management’s accounting for the acquisition was complex due to the significant estimation uncertainty in determining the fair value of the investment in affiliates, which was valued using a discounted cash flow model. The fair value determination of the investment in affiliates required management to make estimates and significant assumptions regarding future cash flows, including revenue growth rates, earnings metrics, and discount rate. These significant assumptions were forward-looking and could be affected by future market and economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s accounting for acquisitions. This included testing controls over the estimation process supporting the recognition and measurement of investment in affiliates and management’s judgment and evaluation of underlying assumptions and estimates with regards to these fair values.

To test the estimated fair value of the investment in affiliate, our audit procedures included, among others, assessing the fair value methodology used by the Company and testing the significant assumptions and the underlying data used by the Company in its analyses. We also performed sensitivity analyses over the significant assumptions used to evaluate the change in the fair value resulting from changes in the assumptions. Additionally, we tested the completeness and accuracy of the underlying data used in the valuation. We involved our valuation specialists to assist us in our evaluation of the Company’s valuation model, related assumptions and output of the valuation model.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2018.

Phoenix, Arizona
February 23, 2023

except for the presentation of discontinued operations for the Romeo business as described in Note 12 and for subsequent events as described in Note 17, as to which the date is

August 17, 2023

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Nikola Corporation

Opinion on Internal Control Over Financial Reporting

We have audited Nikola Corporation’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, because of the effect of the material weakness described below on the achievement of the objectives of the control criteria, Nikola Corporation (the Company) has not maintained effective internal control over financial reporting as of December 31, 2022, based on the COSO criteria.

As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Romeo Power, Inc., which is included in the 2022 consolidated financial statements of the Company and constituted approximately 2.2% and 5.9% of revenue and net loss, respectively, for the year then ended December 31, 2022, and represented 8.8% and 8.2% of total assets and net assets, respectively, for the year ended December 31, 2022. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of Romeo Power, Inc.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. Management has identified a material weakness associated with ineffective information technology general controls (ITGCs) in the areas of user access and change management, over the information technology (IT) system that supports the Company’s financial reporting processes. Automated and manual business process controls that are dependent on the affected ITGCs were also deemed ineffective because they could have been adversely impacted to the extent that they rely upon information and configurations from the affected IT system.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2022 consolidated financial statements, and this report does not affect our report dated February 23, 2023, except for the presentation of discontinued operations for the Romeo business as described in Note 12 and for subsequent events as described in Note 17, as to which the date is August 17, 2023, which expressed an unqualified opinion thereon that included an explanatory paragraph regarding the Company's ability to continue as a going concern.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 23, 2023

NIKOLA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$225,850	$497,241
Restricted cash and cash equivalents	10,600	—
Accounts receivable, net	31,638	—
Inventory	111,870	11,597
Prepaid expenses and other current assets	27,943	15,891
Assets subject to assignment for the benefit of creditors, current portion	29,025	—
Total current assets	436,926	524,729
Restricted cash and cash equivalents	77,459	25,000
Long-term deposits	34,279	27,620
Property, plant and equipment, net	417,785	244,377
Intangible assets, net	92,473	97,181
Investment in affiliates	62,816	61,778
Goodwill	6,688	5,238
Other assets	8,107	3,896
Assets subject to assignment for the benefit of creditors	100,125	—
Total assets	$1,236,658	$989,819
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$93,242	$86,982
Accrued expenses and other current liabilities	179,571	93,487
Debt and finance lease liabilities, current (including $50.0 million and zero measured at fair value, respectively)	61,675	140
Liabilities subject to assignment for the benefit of creditors, current portion	49,102	—
Total current liabilities	383,590	180,609
Long-term debt and finance lease liabilities, net of current portion	290,128	25,047
Operating lease liabilities	6,091	2,263
Warrant liability	381	4,284
Other long-term liabilities	6,303	84,033
Deferred tax liabilities, net	15	11
Liabilities subject to assignment for the benefit of creditors	23,671	—
Total liabilities	710,179	296,247
Commitments and contingencies (Note 15)
Stockholders' equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value, 800,000,000 and 600,000,000 shares authorized as of December 31, 2022 and 2021, respectively, 512,935,485 and 413,340,550 shares issued and outstanding as of December 31, 2022 and 2021, respectively	51	41
Additional paid-in capital	2,562,855	1,944,341
Accumulated deficit	(2,034,850)	(1,250,612)
Accumulated other comprehensive income (loss)	(1,577)	(198)
Total stockholders' equity	526,479	693,572
Total liabilities and stockholders' equity	$1,236,658	$989,819
See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2022	2021	2020
Revenues:
Truck sales	$45,931	$—	$—
Service and other	3,794	—	95
Total revenues	49,725	—	95
Cost of revenues:
Truck sales	132,556	—	—
Service and other	3,138	—	72
Total cost of revenues	135,694	—	72
Gross profit (loss)	(85,969)	—	23
Operating expenses:
Research and development	270,480	292,951	185,619
Selling, general and administrative	346,186	400,575	182,724
Impairment expense	—	—	14,415
Total operating expenses	616,666	693,526	382,758
Loss from operations	(702,635)	(693,526)	(382,735)
Other income (expense):
Interest income (expense), net	(17,712)	(481)	202
Loss on forward contract liability	—	—	(1,324)
Revaluation of warrant liability	3,903	3,051	13,448
Other income (expense), net	(1,023)	4,102	(846)
Loss before income taxes and equity in net loss of affiliates	(717,467)	(686,854)	(371,255)
Income tax expense (benefit)	6	4	(1,026)
Loss before equity in net loss of affiliates	(717,473)	(686,858)	(370,229)
Equity in net loss of affiliates	(20,665)	(3,580)	(637)
Net loss from continuing operations	(738,138)	(690,438)	(370,866)
Net loss from discontinued operations	(46,100)	—	—
Net loss	(784,238)	(690,438)	(370,866)
Premium paid on repurchase of redeemable convertible preferred stock	—	—	(13,407)
Net loss attributable to common stockholders	$(784,238)	$(690,438)	$(384,273)

Basic net loss per share:
Net loss from continuing operations	$(1.67)	$(1.73)	$(1.11)
Net loss from discontinued operations	$(0.11)	$—	$—
Net loss	$(1.78)	$(1.73)	$(1.11)
Net loss attributable to common stockholders	$(1.78)	$(1.73)	$(1.15)

Diluted net loss per share:
Net loss attributable to common stockholders	$(1.78)	$(1.74)	$(1.18)

Weighted average shares outstanding:
Basic	441,800,499	398,655,081	335,325,271
Diluted	441,800,499	398,784,392	335,831,033

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2022	2021	2020
Net loss	$(784,238)	$(690,438)	$(370,866)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(1,379)	(437)	239
Comprehensive loss	$(785,617)	$(690,875)	$(370,627)

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	82,297,742	$383,987	60,167,334	$1	$—	$(188,480)	$—	$(188,479)
Retroactive application of recapitalization	(82,297,742)	(383,987)	210,658,758	26	383,961	—	—	383,987
Adjusted balance, beginning of period	—	—	270,826,092	27	383,961	(188,480)	—	195,508
Issuance of Series D redeemable convertible preferred stock, net of $8,403 issuance costs (1)	—	—	6,581,340	1	56,249	—	—	56,250
Issuance of Series D redeemable convertible preferred stock for in kind contribution (1)	—	—	9,443,353	1	91,998	—	—	91,999
Business Combination and PIPE financing	—	—	72,272,942	7	594,515	—	—	594,522
Exercise of stock options	—	—	8,716,423	—	9,863	—	—	9,863
Issuance of shares for RSU awards	—	—	194,306	—	—	—	—	—
Stock-based compensation	—	—	—	—	137,991	—	—	137,991
Common stock issued for warrants exercised	—	—	23,006,891	3	265,460	—	—	265,463
Cumulative effect of ASU 2016-02 adoption	—	—	—	—	—	(828)	—	(828)
Net loss	—	—	—	—	—	(370,866)	—	(370,866)
Other comprehensive income	—	—	—	—	—	—	239	239
Balance as of December 31, 2020	—	$—	391,041,347	$39	$1,540,037	$(560,174)	$239	$980,141
Exercise of stock options	—	—	3,472,267	1	4,571	—	—	4,572
Issuance of shares for RSU awards	—	—	2,523,328	—	—	—	—	—
Common stock issued for commitment shares	—	—	407,743	—	5,564	—	—	5,564
Common stock issued for investment in affiliates, net of common stock with embedded put right	—	—	1,682,367	—	19,139	—	—	19,139
Reclassification from mezzanine equity to equity after elimination of put right	—	—	—	—	5,532	—	—	5,532
Issuance of common stock under Tumim Purchase Agreements	—	—	14,213,498	1	163,787	—	—	163,788
Stock-based compensation	—	—	—	—	205,711	—	—	205,711
Net loss	—	—	—	—	—	(690,438)	—	(690,438)
Other comprehensive loss	—	—	—	—	—	—	(437)	(437)
Balance as of December 31, 2021	—	$—	413,340,550	$41	$1,944,341	$(1,250,612)	$(198)	$693,572
Exercise of stock options	—	—	6,424,780	1	7,104	—	—	7,105
Issuance of shares for RSU awards	—	—	8,527,456	—	—	—	—	—
Common stock issued under Tumim Purchase Agreements	—	—	17,248,244	2	123,670	—	—	123,672
Common stock issued under Equity Distribution Agreement, net	—	—	45,324,227	5	163,457	—	—	163,462
Common stock issued for Romeo Acquisition	—	—	22,070,228	2	67,533	—	—	67,535
Fair value of vested portion of Romeo stock awards	—	—	—	—	1,345	—	—	1,345
Stock-based compensation	—	—	—	—	255,405	—	—	255,405
Net loss	—	—	—	—	—	(784,238)	—	(784,238)
Other comprehensive loss	—	—	—	—	—	—	(1,379)	(1,379)
Balance as of December 31, 2022	—	$—	512,935,485	$51	$2,562,855	$(2,034,850)	$(1,577)	$526,479
(1) Issuance of redeemable convertible preferred stock and convertible preferred stock warrants have been retroactively restated to give effect to the recapitalization transaction.

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(784,238)	$(690,438)	$(370,866)
Less: Loss from discontinued operations	(46,100)	—	—
Loss from continuing operations	$(738,138)	$(690,438)	$(370,866)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	22,765	8,231	6,008
Stock-based compensation	252,445	205,711	137,991
Non-cash in-kind services	—	46,271	45,729
Loss on forward contract liability	—	—	1,324
Impairment expense	—	—	14,415
Equity in net loss of affiliates	20,665	3,580	637
Revaluation of financial instruments	(174)	(3,051)	(13,448)
Issuance of common stock for commitment shares	—	5,564	—
Inventory write-downs	19,705	4,927	—
Non-cash interest expense	15,481	—	—
Other non-cash activity	873	1,626	(1,063)
Changes in operating assets and liabilities:
Accounts receivable, net	(31,638)	—	—
Inventory	(141,168)	(17,412)	—
Prepaid expenses and other current assets	(27,681)	(10,967)	(928)
Other assets	(912)	(1,216)	—
Accounts payable, accrued expenses and other current liabilities	29,669	96,144	29,668
Long-term deposits	(4,306)	(4,721)	—
Operating lease liabilities	(843)	(50)	—
Other long-term liabilities	1,694	48,647	—
Net cash used in operating activities	(581,563)	(307,154)	(150,533)
Cash flows from investing activities
Purchases and deposits for property, plant and equipment	(168,257)	(179,269)	(22,324)
Investments in affiliates	(23,027)	(25,000)	(8,817)
Issuance of senior secured note receivable and prepaid acquisition-related consideration	(27,791)	—	—
Settlement of Price Differentials	(6,588)	(3,412)	—
Proceeds from sale of equipment	18	200	—
Net cash used in investing activities	(225,645)	(207,481)	(31,141)
Cash flows from financing activities
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs paid	—	—	50,349
Business Combination and PIPE financing, net of issuance costs paid	—	—	616,726
Proceeds from the exercise of stock options	6,867	4,785	9,650
Proceeds from the exercise of stock warrants, net of issuance costs paid	—	—	264,548
Proceeds from issuance of shares under the Tumim Purchase Agreement	123,672	163,788	—
Proceeds from issuance of Convertible Notes, net of discount and issuance costs	233,214	—	—
Proceeds from issuance of common stock under Equity Distribution Agreement, net of commissions paid	165,143	—	—
Proceeds from issuance of debt, promissory notes and notes payable, net of issuance costs	54,000	24,632	4,134
Proceeds from issuance of financing obligations, net of issuance costs	44,823	—	—
Proceeds from insurance premium financing	6,637	—	—
Repayment of debt, promissory notes and notes payable	(30,526)	(4,100)	(4,134)
Payments on insurance premium financing	(4,638)	—	—
Payments on finance lease liabilities and financing obligation	(316)	(863)	(1,042)
Other financing activities	—	(644)	889
Net cash provided by financing activities	598,876	187,598	941,120
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(208,332)	(327,037)	759,446
Cash and cash equivalents, including restricted cash and cash equivalents, beginning of period	522,241	849,278	89,832
Cash and cash equivalents, including restricted cash and cash equivalents, end of period	$313,909	$522,241	$849,278

See accompanying notes to consolidated financial statements.

Cash flows from discontinued operations:
Operating activities	$4,857	$—	$—
Investing activities	(2,469)	—	—
Financing activities	(198)	—	—
Net cash provided by discontinued operations	$2,190	$—	$—

Supplemental cash flow disclosures:
Cash paid for interest	$4,097	$797	$884
Cash interest received	$1,449	$512	$703
Supplemental noncash investing and financing activities:
Net assets acquired in Romeo Acquisition	$77,137	$—	$—
Purchases of property, plant and equipment included in liabilities	$34,946	$27,510	$6,751
Toggle Unsecured Convertible Notes issued for paid in kind interest	$10,939	$—	$—
Accrued PIK interest	$1,998	$—	$—
Accrued commissions under Equity Distribution Agreement	$1,681	$—	$—
Embedded derivative asset bifurcated from Convertible Notes	$1,500	$—	$—
Non-cash prepaid in-kind services	$—	$—	$46,271
Accrued Business Combination and PIPE transaction costs	$—	$—	$285
Net liabilities assumed from VectoIQ	$—	$—	$21,919
Settlement of forward contract liability	$—	$—	$1,324
Stock option proceeds receivable	$238	$—	$213
Leased assets obtained in exchange for new finance lease liabilities	$1,547	$646	$—
Common stock issued for commitment shares	$—	$5,564	$—
Common stock issued for investments in affiliates, including common stock with embedded put right	$—	$32,376	$—
Acquired intangible assets included in liabilities	$—	$47,181	$—
See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION
(a)Overview
Nikola Corporation ("Nikola" or the "Company") is a designer and manufacturer of heavy-duty commercial battery-electric ("BEV") and hydrogen-electric vehicles ("FCEV") and energy infrastructure solutions.
On June 3, 2020 (the "Closing Date"), VectoIQ Acquisition Corp. ("VectoIQ"), consummated the previously announced merger pursuant to the Business Combination Agreement, dated March 2, 2020 (the "Business Combination Agreement"), by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware ("Merger Sub"), and Nikola Corporation, a Delaware corporation ("Legacy Nikola"). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ (the "Business Combination").
On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ changed its name to Nikola Corporation. Legacy Nikola was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification ("ASC") 805. This determination was primarily based on Legacy Nikola's stockholders prior to the Business Combination having a majority of the voting interests in the combined company, Legacy Nikola's operations comprising the ongoing operations of the combined company, Legacy Nikola's board of directors comprising a majority of the board of directors of the combined company, and Legacy Nikola's senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.
While VectoIQ was the legal acquirer in the Business Combination, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Nikola prior to the Business Combination; (ii) the combined results of the Company and Legacy Nikola following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Nikola at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company's common stock, $0.0001 par value per share issued to Legacy Nikola's stockholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Nikola redeemable convertible preferred stock and Legacy Nikola common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement. Activity within the statement of stockholders' equity for the issuances and repurchases of Legacy Nikola's redeemable convertible preferred stock, were also retroactively converted to Legacy Nikola common stock.
On October 14, 2022, the Company completed the acquisition of all of the outstanding common stock of Romeo Power, Inc. (“Romeo”) (the "Romeo Acquisition") for a total purchase price of $78.6 million. See Note 3, Business Combination. On June 30, 2023, pursuant to a general assignment (the “Assignment”), the Company transferred ownership of all of Romeo’s right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions (collectively, the “Assets”) to SG Service Co., LLC, in its sole and limited capacity as Assignee for the Benefit of Creditors of Romeo (“Assignee”), and also designated Assignee to act as the assignee for the benefit of creditors of Romeo, such that, as of June 30, 2023, Assignee succeeded to all of Romeo’s right, title and interest in and to the Assets. The results of operations for the year ended December 31, 2022 have been retroactively adjusted to reflect Romeo as a discontinued operation. See Note 12, Discontinued Operations, for additional information.
All references made to financial data in this Exhibit 99.1 to the Current Report on Form 8-K are related to the Company's continuing operations, unless otherwise specifically noted.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
1. BASIS OF PRESENTATION (Continued)
(b)Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") and pursuant to the regulations of the U.S. Securities and Exchange Commission ("SEC").
Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.
All dollar amounts are in thousands, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
(c)Funding Risks and Going Concern
In accordance with the ASC 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASC 205-40”) the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
As an early stage growth company, the Company's ability to access capital is critical. Until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital. Additional stock financing may not be available on favorable terms, or at all, and would be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.
The Company has secured and intends to employ various strategies to obtain the required funding for future operations such as continuing to access capital through the equity distribution agreement with Citi Global Markets, Inc., as sales agent, (see Note 10, Capital Structure), the second common stock purchase agreement with Tumim Stone Capital LLC (see Note 10, Capital Structure), and the securities purchase agreement with investors for the sale of an additional principal amount of unsecured senior convertible notes (see Note 9, Debt and Finance Lease Liabilities). However, the ability to access the equity distribution agreement and second common stock purchase agreement are dependent on the Company’s common stock trading volumes and the market price of the Company’s common stock, which cannot be assured, and as a result cannot be included as sources of liquidity for the Company’s ASC 205-40 analysis.
If capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and operations, which could materially harm the Company's business, financial condition and results of operations. The result of the Company’s ASC 205-40 analysis, due to uncertainties discussed above, is that there is substantial doubt about the Company’s ability to continue as a going concern through the next twelve months from the date of issuance of these consolidated financial statements.
These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.
(b)Comprehensive Loss
Comprehensive loss represents the net loss for the period adjusted for other comprehensive income (loss). Other comprehensive income (loss) is comprised of currency translation adjustments relating to the Company's subsidiaries and equity method investments, whose functional currency is not the U.S. dollar.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(c)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company's most significant estimates and judgments involve valuation of the Company's stock-based compensation, including the fair value of common stock and market-based restricted stock units, assignment of fair value and allocation of purchase price in connection with the Romeo Acquisition, the valuations of warrant liabilities, derivative liabilities, the Put Right, Price Differential and redeemable convertible preferred stock tranche liability, estimates related to the Company's lease assumptions, contingent liabilities, including litigation reserves, warranty reserves and inventory valuation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.
(d)Segment Information
Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker ("CODM"), in deciding how to allocate resources and in assessing performance. The Company has two components, the Truck business unit and Energy business unit. The Truck business unit is manufacturing and selling BEV trucks and developing and commercializing FCEV trucks that provide, or are expected to provide, environmentally friendly, cost effective solutions to the trucking sector. The Energy business unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for the Company's customers. The Company's chief executive officer, who is also the CODM, makes decisions and manages the Company's operations as a single operating and reportable segment for purposes of allocating resources and evaluating financial performance.
(e)Accounts Receivable, net
Accounts receivable, net, are reported at the invoiced amount, less an allowance for potential uncollectible amounts. The Company had no allowance for uncollectible amounts as of December 31, 2022 and 2021.
(f)Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, restricted cash and cash equivalents, and accounts receivable. The Company's cash is placed with high-credit-quality financial institutions and issuers, and at times exceeds federally insured limits. The Company has not experienced any credit loss relating to its cash equivalents and accounts receivable.
(g)Concentration of Supplier Risk
The Company is subject to risks related to its dependence on suppliers as some of the components and technologies used in the Company’s products are produced by a limited number of sources or contract manufacturers. The inability of these suppliers to deliver necessary components in a timely manner, at prices and quantities acceptable to the Company may cause the Company to incur transition costs to other suppliers and could have a material and adverse impact on the Company’s business, growth and financial and operating results.
(h)Concentration of Customer Risk
The Company is subject to risks related to its dependence on dealers to facilitate sales to end customers. Sales to three dealers during the year ended December 31, 2022, each individually represented sales in excess of 10% of total revenue. The loss of any of these dealers, or a significant reduction in sales to any such dealer, could adversely affect our revenues. The Company continues to expand the dealer network in order to minimize the Company's sales concentration risk.
(i)Cash, Cash Equivalents and Restricted Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of December 31, 2022 and 2021 the Company had $225.9 million and $497.2 million of cash and cash

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
equivalents, which included cash equivalents of zero and $463.9 million highly liquid investments at December 31, 2022 and 2021, respectively.
As of December 31, 2022 and 2021, the Company had $88.1 million and $25.0 million, respectively, in current and non-current restricted cash. Restricted cash represents cash that is restricted as to withdrawal or usage and primarily consists of securitization of the Company's letters of credit, leases, and debt. See Note 9, Debt and Finance Lease Liabilities, for additional details.
The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the consolidated statements of cash flows are as follows:

	As of December 31,
	2022	2021	2020
Cash and cash equivalents	$225,850	$497,241	$840,913
Restricted cash and cash equivalents—current	10,600	—	4,365
Restricted cash and cash equivalents—non-current	77,459	25,000	4,000
Cash, cash equivalents and restricted cash and cash equivalents	$313,909	$522,241	$849,278
(j)Fair Value of Financial Instruments
The carrying value and fair value of the Company's financial instruments are as follows:

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Derivative asset	$—	$—	$170	$170

Liabilities
Warrant liability	$—	$—	$381	$381
5% Senior Unsecured Convertible Note	$—	$—	$50,000	$50,000

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$463,867	$—	$—	$463,867

Liabilities
Warrant liability	$—	$—	$4,284	$4,284
Derivative liability	$—	$—	$4,189	$4,189
Forward Contract Liability
In September 2019, Legacy Nikola entered into an agreement that required Legacy Nikola to issue, and the investor to purchase, Series D redeemable convertible preferred stock at a fixed price in April 2020 (the “Forward Contract Liability”), which was accounted for as a liability. The liability was remeasured to its fair value each reporting period and at settlement, which occurred in April 2020 with the issuance of Series D redeemable convertible preferred stock. The change in fair value was recognized in other income (expense) on the consolidated statements of operations. The change in fair value of the Forward Contract Liability was as follows:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Forward Contract Liability
Estimated fair value at December 31, 2019	$—
Change in estimated fair value	1,324
Settlement of forward contract liability	(1,324)
Estimated fair value at December 31, 2020	$—
In determining the fair value of the Forward Contract Liability, estimates and assumptions impacting fair value included the estimated future value of the Company's Series D redeemable convertible preferred stock, discount rates and estimated time to liquidity. The following reflects the significant quantitative inputs used:

As of
April 10, 2020
Estimated future value of Series D redeemable convertible preferred stock	$10.00
Discount rate	—%
Time to liquidity (years)	0
Warrant Liability
As a result of the Business Combination, the Company assumed a warrant liability (the "Warrant Liability") related to previously issued private warrants in connection with VectoIQ's initial public offering. The Warrant Liability is remeasured to its fair value at each reporting period and upon settlement. The change in fair value was recognized in revaluation of warrant liability on the consolidated statements of operations. The change in fair value of the Warrant Liability is as follows:

Warrant Liabilities
Estimated fair value at December 31, 2019	$—
Warrant liability assumed from the Business Combination	21,698
Change in estimated fair value	(13,448)
Settlement of warrant liability	(915)
Estimated fair value at December 31, 2020	7,335
Change in fair value	(3,051)
Estimated fair value at December 31, 2021	4,284
Change in fair value	(3,903)
Estimated fair value at December 31, 2022	$381
The fair value of the warrants outstanding was estimated using the Black-Scholes model. The application of the Black-Scholes model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of December 31,
	2022	2021
Stock price	$2.16	$9.87
Exercise price	$11.50	$11.50
Remaining term (in years)	2.42	3.42
Volatility	100%	90%
Risk-free rate	4.28%	1.03%
Expected dividend yield	—	—

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Put Right and Price Differential derivative liabilities
On June 22, 2021 (the "WVR Closing Date"), the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with Wabash Valley Resources LLC (“WVR”) and the sellers party thereto (collectively, the “Sellers”), pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for cash and the Company’s common stock (see Note 7, Investments in Affiliates). Under the original MIPA, each Seller had a right but not the obligation, in its sole discretion, to cause the Company to purchase a portion of such Seller's shares outside the specified blackout windows, at $14.86 per share of common stock (the "Put Right") with a maximum common share repurchase of $10.0 million in aggregate. As of the WVR Closing Date, the potential cash settlement from the shares of common stock subject to the Put Right and the fair value of the embedded Put Right was recorded in temporary equity.
The fair value of the Put Right, a level 3 measurement, was estimated using a Monte Carlo simulation model. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The fair value of the Put Right was $3.2 million as of the WVR Closing Date. The following reflects the inputs and assumptions used:

As of
June 22, 2021
Stock price	$17.32
Strike price	$14.86
Volatility	95%
Risk-free rate	0.10%
On September 13, 2021, the Company entered into an Amended Membership Interest Purchase Agreement (the "Amended MIPA") with WVR and the Sellers, pursuant to which the Put Right, was removed in its entirety and replaced with the first price differential and second price differential (together the "Price Differential"). The first price differential is equal to $14.86 (the "Issue Price"), less the average closing price for shares of the Company's common stock for the 15 consecutive days immediately following September 20, 2021. The second price differential is equal to the Issue Price less the average closing price for shares of the Company's common stock for the five consecutive days immediately following June 20, 2022. If the first price differential is positive, the Company is obligated to pay to each Seller an amount equal to the product of 50% of such Seller's portion of the closing stock consideration and the first price differential on October 12, 2021. If the second price differential is positive, the Company is obligated to pay to each Seller an amount equal to the product of 50% of such Seller's portion of the closing stock consideration and the second price differential on June 28, 2022. Under the Amended MIPA, the Company's maximum obligation is $10.0 million in aggregate.
As a result of the Amended MIPA, the shares of common stock with the embedded Put Right were deemed modified and $13.2 million was reclassified from temporary equity to equity on the consolidated balance sheets. The Price Differential is a freestanding financial instrument and accounted for as a derivative liability. The fair value of the derivative at modification was $7.7 million and was recognized in accrued expenses and other current liabilities on the consolidated balance sheets, resulting in a net impact of $5.5 million to equity.
The derivative liability is remeasured to its fair value at each reporting period and upon settlement. In accordance with the Amended MIPA, the first price differential with the Sellers was settled in the fourth quarter of 2021 for $3.4 million and the second price differential was settled in the third quarter of 2022 for $6.6 million, eliminating the Company's derivative liability balance as of December 31, 2022.
The derivative liability was remeasured at each reporting period with changes in its fair value recorded in other income (expense), net on the consolidated statements of operations. The change in fair value of the derivative liability was as follows:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Liability
Estimated fair value at September 13, 2021	$7,705
Change in estimated fair value	(104)
Settlement of first price differential	(3,412)
Estimated fair value at December 31, 2021	4,189
Change in estimated fair value	2,399
Settlement of second price differential	(6,588)
Estimated fair value at December 31, 2022	$—
The fair value of the derivative liability, a level 3 measurement, was estimated using a Monte Carlo simulation model as of December 31, 2021. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

December 31, 2021
Stock Price	$9.87
Strike Price	$14.86
Volatility	100%
Risk-free rate	0.18%
Put Premium derivative asset
In June 2022, the Company completed a private placement of $200.0 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior paid in kind ("PIK") toggle notes (the “Toggle Senior Unsecured Convertible Notes”). In conjunction with the issuance of the Toggle Senior Unsecured Convertible Notes, the Company entered into a premium letter agreement (the "Put Premium") with the purchasers (the "Note Purchasers") of the Toggle Senior Unsecured Convertible Notes which requires the Note Purchasers to pay $9.0 million to the Company if during the period through the date that is thirty months after the closing date of the private placement of Toggle Senior Unsecured Convertible Notes, the last reported sale price of the Company's common stock has been at least $20.00 for at least 20 trading days during any consecutive 40 trading day periods.
The Put Premium is an embedded derivative asset and meets the criteria to be separated from the host contract and carried at fair value. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized in other income (expense), net on the consolidated statements of operations. The fair value of the derivative asset is included in other assets on the consolidated balance sheets. The change in fair value of the derivative asset was as follows:

Derivative asset
Estimated fair value as of June 1, 2022	$1,500
Change in estimated fair value	(1,330)
Estimated fair value as of December 31, 2022	$170

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The fair value of the derivative asset, a level 3 measurement, was estimated using a Monte Carlo simulation model. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of
	December 31, 2022	June 1, 2022
Stock price	$2.16	$6.77
Threshold price	$20.00	$20.00
Remaining term (in years)	1.92	2.50
Volatility	100%	90%
Risk-free rate	4.39%	2.73%
Payer cost of debt	6.22%	4.30%
(k)Inventory
Inventory cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories are stated at the lower of cost or net realizable value. Inventories are written down for any excess or obsolescence and when net realizable value, which is based upon estimated selling prices, is in excess of carrying value. Once inventory is written-down, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration of or increase in that newly established cost basis.
(l)Investments
Variable Interest Entities
The Company may enter into investments in entities that are considered variable interest entities ("VIE") under ASC 810, Consolidations. A VIE is an entity that has either insufficient equity to permit the entity to finance its activities without additional subordinated financial support or equity investors who lack the characteristics of a controlling financial interest. If the Company is a primary beneficiary of a VIE, it is required to consolidate the entity. To determine if the Company is the primary beneficiary of a VIE, the Company evaluates whether it has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the Company. If the Company is not the primary beneficiary and an ownership interest is held in the entity, the interest is accounted for under the equity method of accounting. The Company continuously assesses whether it is the primary beneficiary of a VIE as changes to existing relationships or future transactions may result in changing conclusions.
Equity Method
Investments in which the Company can exercise significant influence, but do not control, are accounted for using the equity method and are presented on the consolidated balance sheets. The Company’s share of the net earnings or losses of the investee is presented within the consolidated statements of operations. The Company evaluates its equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. Distributions received from equity method investees are presented in the consolidated statements of cash flows based on the cumulative earnings approach, whereby distributions received from equity method investments are classified as cash flows from operations to the extent of equity earnings and then as cash flows from investing activities thereafter. Refer to Note 7, Investments in Affiliates, for further discussion.
(m)Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is generally computed on a straight-line basis over estimated useful life of the respective assets,

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
except for tooling which is depreciated using the consumption method over the estimated productive life of the asset. The useful lives of the Company's assets are as follows:

Computers	1 to 3 years
Software	1 to 5 years
Demo trucks	4 years
Vehicles	5 years
Machinery and equipment	3 to 20 years years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or lease term
Tooling	Based off estimated production quantity
Buildings	30 to 40 years
Deposits on equipment are reclassified from long-term deposits to property, plant and equipment upon receipt or transfer of title of the related equipment.
(n)Leases
The Company determines if an arrangement is or contains a lease at inception. This determination depends on whether the arrangement conveys the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed if the Company obtains the right to direct the use of and obtains substantially all of the economic benefits from using the underlying asset. The Company classifies leases with contractual terms greater than 12 months as either operating or finance. Leases with terms of 12 months or less are not recognized as right-of-use assets or lease liabilities on the consolidated balance sheets pursuant to the short-term lease exclusion.
Lease liabilities are recognized based on the present value of lease payments, reduced by lease incentives, at the lease commencement date. The Company uses an incremental borrowing rate to determine the present value of lease payments when the rate implicit in the lease is not readily determinable. The Company's incremental borrowing rate is the rate of interest that it would have to pay to borrow an amount equal to the lease payments, on a collateralized basis and in a similar economic environment over a similar term.
Lease assets are recognized based on the related lease liabilities, plus any prepaid lease payments and initial direct costs from executing the leasing arrangement. The lease term includes the base, non-cancelable lease term, and any options to extend or terminate the lease when it is reasonably certain, at commencement, that the Company will exercise such options.
Finance lease assets are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term. The interest component of a finance lease is included in interest income (expense), net on the consolidated statements of operations and recognized using the effective interest method over the lease term. Operating lease assets are amortized on a straight-line basis over the term of the lease. Leases with terms of 12 months or less at commencement are expensed over the lease term. The Company has also elected not to separate lease and non-lease components within a leasing arrangement related to the Company's existing classes of assets. Non-lease components primarily include payments for maintenance and utilities.
Variable payments related to a lease are expensed as incurred. These costs often relate to payments for real estate taxes, insurance, common area maintenance, and other operating costs in addition to base rent.
(o)Goodwill
The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there is a single reporting unit for the purpose of the goodwill impairment test, which is performed annually. For purposes of assessing the impairment of goodwill, the Company performs a qualitative analysis on December 31, each year to determine if events or changes in circumstances indicate the fair value of the reporting unit is less than its carrying value.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Factors considered which could trigger a further impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets, the Company's overall business strategy, and significant industry or macroeconomic trends. If the qualitative analysis indicates that the carrying value of the asset may not be recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair-market value of the asset.
There was no impairment of goodwill for the years ended December 31, 2022, 2021 and 2020.
(p)Intangible Assets with Indefinite Useful Lives
The Company's prior acquisitions resulted in value assigned to in-process R&D related to the Company's Powersports business unit. In-process R&D has an indefinite useful life until completion or abandonment of the associated R&D efforts. If abandoned, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of the assets and the methods of amortization.
The Company is required to test its in-process R&D assets for impairment annually using the guidance for indefinite-lived intangible assets. The Company's evaluation consists of first assessing qualitative factors to determine if impairment of the asset is more likely than not. If it is more likely than not that the asset is impaired, the Company determines the fair value of the in-process R&D asset and records an impairment charge if the carrying amount exceeds the fair value.
During the fourth quarter of 2020, the Company ceased operations related to the Powersports business unit in order to focus on the Company's primary mission of commercial production of semi-trucks and development and construction of hydrogen fueling stations. All employees in the Powersports business unit were transferred to the Truck and Energy business units within the Company. As a result, the Company recorded impairment expense related to its in-process R&D during 2020. There were no impairments of indefinite-lived intangible assets for the years ended December 31, 2022 and 2021. See Note 6, Intangible Assets, Net, for further discussion.
For intangible assets acquired in a non-monetary exchange, the estimated fair value of the shares transferred are used to establish their recorded values.
(q)Long-Lived Assets and Finite Lived Intangibles
The Company has finite lived intangible assets related to licenses. The Company reviews its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events and circumstances the Company monitors and considers include significant decreases in the market price of similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flow it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.
During the fourth quarter of 2020, the Company ceased the operations of its Powersports business unit and recorded an impairment charge for certain of its long-lived assets and finite lived intangibles related to the Powersports business unit for the year ended December 31, 2020. There were no impairments of long-lived assets for the years ended December 31, 2022 and 2021. See Note 4, Balance Sheet Components, and Note 6, Intangible Assets, Net, for further discussion.
(r)Income Taxes
The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.
A valuation allowance is recognized when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
allowance as of December 31, 2022 and 2021. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.
(s)Stock-based Compensation
The Company recognizes the cost of stock-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. The Company reverses previously recognized costs for unvested awards in the period forfeitures occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield. The fair value of restricted stock unit ("RSU") awards is determined using the closing price of the Company's common stock on the grant date. The fair value of market based RSU awards ("Market Based RSUs") is determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award.
During the fourth quarter of 2022, the Company issued replacement awards in connection with the Romeo Acquisition in exchange for awards held by employees of Romeo who became employees of the Company. The portion of the acquiree awards that are attributable to pre-acquisition service are recognized as purchase consideration. The portion of the replacement awards attributable to post-acquisition service are recognized as compensation expense and classified in discontinued operations for the year ended December 31, 2022. See Note 11, Stock-Based Compensation Expense.
(t)Warrant Liability
The Company may issue common stock warrants with debt, equity or as a standalone financing instruments that are recorded as either liabilities or equity in accordance with the respective accounting guidance. Warrants recorded as equity are recorded at their relative fair value determined at the issuance date and remeasurement is not required. Warrants recorded as liabilities are recorded at their fair value, within warrant liability on the consolidated balance sheets, and remeasured on each reporting date with changes recorded in revaluation of warrant liability on the Company's consolidated statements of operations.
(u)Revenue Recognition
Truck sales
Truck sales consist of revenue recognized on the sales of the Company's BEV trucks. The sale of a truck is recognized as a single performance obligation at the point in time when control is transferred to the customer (dealers). Control is deemed transferred when the product is picked up by the carrier and the customer (dealer) can direct the product's use and obtain substantially all of the remaining benefits from the product. The Company does not offer returns on truck sales.
Payment for trucks sold are made in accordance with the Company's customary payment terms. The Company has elected an accounting policy whereby the Company does not adjust the promised amount of consideration for the effects of a significant financing component because, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the customer and the time when the customer pays for that good or service will be one year or less. Sales tax collected from customers is not considered revenue and is accrued until remitted to the taxing authorities. Shipping and handling activities occur after the customer has obtained control of the product, thus the Company has elected to account for those expenses as fulfillment costs in cost of revenues, rather than an additional promised service.
Services and other
Services and other revenues consist of sales of mobile charging trailers ("MCTs") and other charging products. The sale of MCTs and other charging products is recognized as a single performance obligation at the point in time when control is transferred to the customer. Control is deemed transferred when the product is delivered to the customer and the customer can direct the product's use and obtain substantially all of the remaining benefits from the asset. The Company does not offer sales returns on MCTs and other charging products. Payment for products sold are made in accordance with the Company's

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
customary payment terms and the Company's contracts do not have significant financing components. The Company has elected to exclude sales taxes from the measurement of the transaction price.
Service and other revenues for the year ended December 31, 2020 were related to solar installation service projects. Solar installation projects were not related to the Company's primary operations and were concluded in 2020.
(v)Warranties
Warranty costs are recognized upon transfer of control of trucks to dealers, and are estimated based on factors including the length of the warranty, product costs, supplier warranties, and product failure rates. Warranty reserves are reviewed and adjusted quarterly to ensure that accruals are adequate to meet expected future warranty obligations. Initial warranty data is limited early in the launch of a new product and accordingly, future adjustments to the warranty accrual may be material.
The change in warranty liability for the year ended December 31, 2022 is summarized as follows:

Year Ended
December 31, 2022
Accrued warranty - beginning of period	$—
Provision for new warranties	8,079
Warranty costs incurred	(291)
Accrued warranty - end of period	$7,788
(w)Research and Development Expense
Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor, stock-based compensation related to development of the Company's products and services, and expenses related to operating the Coolidge manufacturing plant until the start of commercial production. Research and development costs are expensed as incurred.
(x)Selling, General, and Administrative Expense
Selling, general, and administrative expense consist of personnel related expenses for corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
Advertising expense is expensed as incurred and was $2.0 million, $1.9 million and $0.7 million for the years ended December 31, 2022, 2021, and 2020, respectively.
(y)Other Income (Expense)
Other income (expense) consists of grant income received from various governmental entities, foreign currency gains and losses, unrealized gains and losses on investments, revaluation gains and losses on the derivative liability, and gains and losses on the sale of equipment. Grant income is recognized as income over the periods necessary to match the income on a systematic basis to the costs that it is intended to compensate.
For the year ended December 31, 2022, 2021 and 2020, the Company recognized a $1.0 million gain, $1.4 million gain, and $0.8 million loss respectively, related to foreign currency adjustments.
(z)Net Loss Per Share
Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.
Diluted net loss per share is computed by dividing net loss, adjusted for the revaluation of warrant liability, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
equivalents resulting from the assumed exercise of the warrants. The treasury stock method is used to calculate the potential dilutive effect of these common stock equivalents.
(aa)Recently Adopted Accounting Pronouncements
In November 2021, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2021-10, Government Assistance, to increase transparency of government assistance which requires annual disclosures about transactions with a government entity that are accounted for by applying a grant or contribution accounting model by analogy. ASU 2021-10 is effective for annual periods beginning after December 15, 2021 and early adoption is permitted. The Company adopted ASU 2021-10 for the year ended December 31, 2022, which had an immaterial impact to the Company's consolidated financial statements.
3. BUSINESS COMBINATIONS
Business Combination with VectoIQ
On June 3, 2020, the Company and VectoIQ consummated the merger contemplated by the Business Combination Agreement, with Legacy Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ. Immediately prior to the closing of the Business Combination, all shares of outstanding redeemable convertible preferred stock of Legacy Nikola were automatically converted into shares of the Company's common stock. Upon the consummation of the Business Combination, each share of Legacy Nikola common stock issued and outstanding was canceled and converted into the right to receive 1.901 shares (the "Exchange Ratio") of the Company's common stock (the "Per Share Merger Consideration").
Upon the closing of the Business Combination, VectoIQ's certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 750,000,000 shares, of which 600,000,000 shares were designated common stock, $0.0001 par value per share, and of which 150,000,000 shares were designated preferred stock, $0.0001 par value per share.
In connection with the execution of the Business Combination Agreement, VectoIQ entered into separate subscription agreements (each, a "Subscription Agreement") with a number of investors (each a "Subscriber"), pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of the Company's common stock (the "PIPE Shares"), for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, in a private placement pursuant to the subscription agreements (the "PIPE"). The PIPE investment closed simultaneously with the consummation of the Business Combination.
Prior to the closing of the Business Combination, Legacy Nikola repurchased 2,850,930 shares of Legacy Nikola's Series B redeemable convertible preferred stock at the price of $8.77 per share for an aggregate purchase price of $25.0 million pursuant to a Series B preferred stock repurchase agreement (the "Repurchase Agreement") with Nimbus Holdings LLC ("Nimbus"). The repurchase is retrospectively adjusted in the consolidated statements of stockholders' equity to reflect the Company’s equity structure for all periods presented.
Immediately following the Business Combination, pursuant to a redemption agreement, Nikola redeemed 7,000,000 shares of common stock from M&M Residual, LLC at a purchase price of $10.00 per share. See Note 8, Related Party Transactions, for further details on the transaction.
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VectoIQ was treated as the "acquired" company for financial reporting purposes. See Note 1, Basis of Presentation, for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.
Prior to the Business Combination, Legacy Nikola and VectoIQ filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, structured as a reverse acquisition for tax purposes, Legacy Nikola, which was renamed Nikola Subsidiary Corporation in connection with the Business Combination (f/k/a Nikola Corporation), became the parent of the consolidated filing group, with Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) as a subsidiary.
The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity for the period ended December 31, 2020:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
3. BUSINESS COMBINATIONS (Continued)

Recapitalization
Cash - VectoIQ's trust and cash (net of redemptions)	$238,358
Cash - PIPE	525,000
Less: transaction costs and advisory fees paid	(51,210)
Less: VectoIQ loan payoff in conjunction with close	(422)
Less: M&M Residual redemption	(70,000)
Less: Nimbus repurchase	(25,000)
Net Business Combination and PIPE financing	616,726
Less: non-cash net liabilities assumed from VectoIQ	(21,919)
Less: accrued transaction costs and advisory fees	(285)
Net contributions from Business Combination and PIPE financing	$594,522
The number of shares of common stock issued immediately following the consummation of the Business Combination were as follows:

Number of Shares
Common stock, outstanding prior to Business Combination	22,986,574
Less: redemption of VectoIQ shares	(2,702)
Common stock of VectoIQ	22,983,872
VectoIQ Founder Shares	6,640,000
Shares issued in PIPE	52,500,000
Less: M&M Residual redemption	(7,000,000)
Less: Nimbus repurchase	(2,850,930)
Business Combination and PIPE financing shares	72,272,942
Legacy Nikola shares (1)	288,631,536
Total shares of common stock immediately after Business Combination	360,904,478

(1) The number of Legacy Nikola shares was determined from the 151,831,441 shares of Legacy Nikola common stock outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio. All fractional shares were rounded down.

Romeo Acquisition
On October 14, 2022, the Company completed the Romeo Acquisition. Under the terms of the acquisition, the Company acquired each of the issued and outstanding shares of common stock, par value $0.0001 per share, of Romeo (“Romeo Common Stock”) in exchange for 0.1186 of a share (the "Romeo Exchange Ratio") of the Company's common stock, rounded down to the nearest whole number of shares.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
3. BUSINESS COMBINATIONS (Continued)
Total consideration for the acquisition of Romeo is summarized as follows:

Purchase consideration
Fair value of Nikola common stock issued to Romeo stockholders(1)	$67,535
Settlement of pre-existing relationships in the form of loan forgiveness(2)	27,923
Settlement of pre-existing relationships in the form of accounts payable	(18,216)
Fair value of outstanding stock compensation awards attributable to pre-acquisition services(3)	1,345
Total purchase consideration	$78,587
(1)Represents the acquisition date fair value of 22.1 million shares of Nikola common stock issued to Romeo stockholders, based on the Romeo Exchange Ratio for each outstanding share of Romeo Common Stock, at the October 14, 2022 closing price of $3.06 per share.
(2)The Company entered into an Agreement and Plan of Merger and Reorganization dated July 30, 2022 (the "Merger Agreement") with Romeo. Concurrently with the execution of the Merger Agreement, Romeo entered into a loan agreement (the "Loan Agreement") with the Company as the lender. The Loan Agreement provided for a facility in an aggregate principal amount of up to $30.0 million (subject to certain incremental increases of up to $20.0 million), which were available for drawing subject to certain terms and conditions set forth in the Loan Agreement. Interest was payable on borrowings under the facility at daily the secured overnight financing rate ("SOFR") plus 8.00%. Upon closing, the loan and related accrued interest were forgiven and considered part of the purchase price. As of acquisition close, Romeo had drawn $12.5 million on the loan and accrued $0.1 million in interest.
Additionally, as part of the Loan Agreement entered into with Romeo, the Company agreed to a short-term battery price increase. Through the acquisition close, the Company recorded $15.3 million in prepaid expenses and other current assets on the consolidated balance sheets related to the incremental pack price increase, which was considered part of the purchase consideration upon close.
(3)Represents the portion of the fair value of the replacement awards related to services provided prior to the acquisition. The remaining portion of the fair value is associated with future service and will be recognized as expense over the future service period. Refer to Note 11, Stock-Based Compensation.
The acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The acquisition resulted in goodwill due to the purchase consideration exceeding the estimated fair value of the identifiable net assets acquired by $1.5 million.
The December 31, 2022 consolidated balance sheets include the assets and liabilities of Romeo, which have been measured at their estimated fair values as of the acquisition date. The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the acquisition date:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
3. BUSINESS COMBINATIONS (Continued)

Assets acquired
Cash and cash equivalents	$5,365
Accounts receivable, net	871
Inventory	26,079
Prepaid expenses and other current assets	2,572
Restricted cash and cash equivalents	1,500
Property, plant and equipment, net	16,802
Investment in affiliates	10,000
Prepayment - long term supply agreement	44,835
Other assets	30,926
Total assets acquired	$138,950

Liabilities assumed
Accounts payable	$20,214
Accrued expenses and other current liabilities	8,554
Debt and finance lease liabilities, current	1,525
Long-term debt and finance lease liabilities, net of current portion	1,611
Operating lease liabilities	22,187
Warrant liability	11
Other long-term liabilities	7,711
Total liabilities assumed	61,813
Net assets acquired	77,137
Goodwill	1,450
Total consideration transferred	$78,587
The preliminary estimated fair values of the assets acquired and liabilities assumed were determined using the income and cost approaches. In many cases, the determination of the fair values required estimates about discount rates, growth rates, future expected cash flows and other future events that require judgment and are subject to change. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement of the fair value hierarchy as defined in ASC 820, Fair Value Measurements.
The Company believes that the information provides a reasonable basis for estimating the fair values of the acquired assets and assumed liabilities, but the potential for additional measurement period adjustments exists based on the Company's continuing review of matters related to the Romeo Acquisition.
As of and for the year ended December 31, 2022, the assets and liabilities of Romeo are reported as subject to assignment for the benefit of creditors and its operating results reported as discontinued operations. Refer to Note 12, Discontinued Operations, for additional information.
The Company incurred transaction expenses of approximately $7.3 million (excluding $7.3 million associated with discontinued operations) for the year ended December 31, 2022, which are recognized in selling, general and administrative expense on the Company's consolidated statements of operations.
Supplemental pro forma information
The following unaudited supplemental pro forma combined financial information presents the Company’s results of operations for the years ended December 31, 2022 and 2021 as if the acquisition of Romeo had occurred on January 1, 2021. The pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
3. BUSINESS COMBINATIONS (Continued)
Company’s operating results that may have actually occurred had the Romeo Acquisition been completed on January 1, 2021. In addition, the unaudited pro forma financial information does not give effect to any potential cost savings, operating efficiencies or other synergies that may be associated with the acquisition, or any estimated costs that have been or will be incurred by the Company to integrate the assets and operations of Romeo.

	For the year ended December 31,
	2022	2021
Total revenues	$55,985	$6,621
Net loss	(963,939)	(699,928)
Net loss attributable to common shareholders	(963,939)	(699,928)
Net loss per share attributable to common shareholders:
Basic	$(2.10)	$(1.66)
Diluted	$(2.10)	$(1.67)
The unaudited pro forma financial information reflects pro forma adjustments to present the combined pro forma results of operations as if the acquisition had occurred on January 1, 2021 to give effect to certain events the Company believes to be directly attributable to the acquisition. These pro forma adjustments primarily include:
•elimination of intercompany revenues and cost of revenues;
•a reduction in expenses for the year ended December 31, 2022 and a corresponding increase in the year ended December 31, 2021 for acquisition-related costs directly attributable to the acquisition;
•an adjustment to stock-based compensation expense to reflect the cost of the replacement awards as if they has been issued on January 1, 2021;
•an adjustment to right-of-use asset amortization related to the remeasurement of operating and finance lease right-of-use assets in accordance with purchase accounting.

4. BALANCE SHEET COMPONENTS
Inventory
Inventory consisted of the following at December 31, 2022 and 2021, respectively:

	As of December 31,
	2022	2021
Raw materials	$52,442	$7,344
Work-in-process	9,646	4,253
Finished goods	47,677	—
Service parts	2,105	—
Total inventory	$111,870	$11,597

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
4. BALANCE SHEET COMPONENTS (Continued)
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at December 31, 2022 and 2021, respectively:

	As of December 31,
	2022	2021
Prepaid expenses	$6,763	$5,116
Non-trade receivables	6,064	2,717
Headquarters sale agreement receivable	5,487	—
Deposits	3,917	5,615
Prepaid insurance premiums	3,611	—
Deferred implementation costs	2,101	2,443
Total prepaid expenses and other current assets	$27,943	$15,891
Deferred implementation costs
The capitalized costs are amortized on a straight-line basis over the estimated useful life of the related software. During the second quarter of 2022, the Company re-assessed the estimated useful life of its existing enterprise resource planning system as a result of a new system implementation, resulting in a shorter useful life and prospective change in amortization.
The Company recorded $2.8 million of amortization expense on the consolidated statements of operations for the year ended December 31, 2022, related to deferred implementation costs. Amortization expense during the years ended December 31, 2021 and 2020 were immaterial.
Non-trade receivables
For the year ended December 31, 2022 and 2021, the Company recognized government grant income totaling $1.2 million and $2.4 million, respectively, in connection with the Arizona Qualified Facility Tax Credit (“QFTC”). As GAAP does not contain authoritative accounting standards on this topic, the Company accounted for the QFTC by analogy to International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance. Under IAS 20, the grant is recognized on a systematic basis over the periods in which the qualifying expenses are incurred when it is determined that receipt of the grant is no longer contingent. As of December 31, 2022 and 2021, the Company recognized $1.2 million and $1.2 million in prepaid expenses and other current assets, respectively, and zero and $1.2 million in other assets, respectively, on the consolidated balance sheets. The Company must continue to maintain compliance of the QFTC within the meaning of A.R.S. § 41-1512(X)(5) and, in respect to at least 51% of the then Qualified Eligible Person ("QEP"), to continue to pay at least the applicable threshold wage, to qualify for the tax credits for a maximum of $6.1 million, in five equal installments of $1.2 million.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
4. BALANCE SHEET COMPONENTS (Continued)
Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following at December 31, 2022 and 2021, respectively:

	As of December 31,
	2022	2021
Construction-in-progress	$209,187	$103,515
Buildings	127,797	100,391
Equipment	35,257	24,875
Land	24,762	3,957
Tooling	17,693	11,676
Demo vehicles	15,215	888
Software	8,568	7,562
Other	3,501	3,011
Leasehold improvements	2,953	2,883
Finance lease assets	2,193	646
Furniture and fixtures	1,492	1,480
Property, plant and equipment, gross	448,618	260,884
Less: accumulated depreciation and amortization	(30,833)	(16,507)
Total property, plant and equipment, net	$417,785	$244,377
Depreciation expense for the years ended December 31, 2022, 2021 and 2020 was $14.4 million, $8.2 million and $6.0 million, respectively.
Construction-in-progress on the Company's consolidated balance sheets as of December 31, 2022 relates primarily to the continued expansion of the Company's manufacturing plant in Coolidge, Arizona, development of hydrogen infrastructure, and build-out of the Company's headquarters and R&D facility in Phoenix, Arizona.
For the year ended December 31, 2020, the Company expensed $2.0 million of construction-in-progress and machinery and equipment, net of accumulated depreciation, to impairment expense on the consolidated statements of operations. These assets were related to the Powersports business unit whose operations ceased in the fourth quarter of 2020. The Company had no impairment expense for the years ended December 31, 2022 and 2021.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
4. BALANCE SHEET COMPONENTS (Continued)
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following at December 31, 2022 and 2021, respectively:

	As of December 31,
	2022	2021
Settlement liability	$90,000	$50,000
Accrued purchase of intangible asset	32,126	11,344
Inventory received not yet invoiced	18,167	8,253
Supply agreement revision commitment	10,000	—
Accrued payroll and payroll related expenses	8,298	2,521
Accrued outsourced engineering services	8,056	1,134
Accrued purchases of property, plant and equipment	3,587	2,817
Other accrued expenses	2,152	7,090
Accrued legal expenses	2,041	5,664
Operating lease liabilities, current	1,979	475
Accrued Equity Distribution Agreement Fees	1,681	—
Warranty liability, current	1,484	—
Derivative liability	—	4,189
Total accrued expenses and other current liabilities	$179,571	$93,487

5. LEASES
As of December 31, 2022 the Company leased land in Colton, California related to the development of hydrogen infrastructure, buildings for warehousing and office space in Arizona and in California, and equipment under noncancellable operating and finance leases expiring at various dates through February 2035. The Company's leases as of December 31, 2022, do not contain options to renew that the Company has deemed reasonably certain to exercise. The Company's lease agreements do not contain material residual value guarantees or material restrictive covenants.
In February 2018, the Company entered into a non-cancellable lease agreement and purchase option for its headquarters and R&D facility in Phoenix, Arizona. The lease commenced in September 2018, with a term of 11.75 years. During the third quarter of 2021, the Company issued a notice indicating its intent to exercise the purchase option for $25.1 million. As of the issuance of the notice, the lease liability was remeasured resulting in a $10.5 million remeasurement adjustment to the lease liability and a corresponding increase to the finance lease asset.
During the fourth quarter of 2021, the purchase of the headquarters and R&D facility closed resulting in the derecognition of the related finance lease liability balance of $24.7 million and reclassification of the finance lease asset balance to buildings. The purchase was financed with the issuance of a $25.0 million Promissory Note. During the second quarter of 2022, the Company sold the land and property related to the Company's headquarters for a purchase price of $52.5 million, and executed a concurrent lease back of the land and property, refer to Note 9, Debt and Finance Lease Liabilities.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
5. LEASES (Continued)
The following table summarizes the effects of finance and operating lease costs on the Company's continuing operations in the consolidated statements of operations for the year ended December 31, 2022:

	Consolidated Statements of Operations Caption	Year Ended December 31,
		2022	2021	2020
Operating lease cost:
Lease cost	Research and development and Selling, general and administrative	$1,182	$130	$—
Variable lease cost(1)	Research and development and Selling, general and administrative	212	26	—
Total operating lease cost		1,394	156	—

Short-term lease cost	Research and development and Selling, general and administrative	1,744	1,155	19

Finance lease cost:
Amortization of right of use assets	Research and development and Selling, general and administrative	342	2,758	3,312
Interest on lease liabilities	Interest income (expense), net	44	789	782
Variable lease cost(1)	Research and development and Selling, general and administrative	55	738	744
Total finance lease cost		441	4,285	4,838

Total lease cost		$3,579	$5,596	$4,857
(1)Variable lease costs were not included in the measurement of the operating and finance lease liabilities and primarily include property taxes, property insurance and common area maintenance expenses.
Supplemental balance sheet information related to leases is as follows:

	Classification	As of December 31,
		2022	2021
Assets
Finance lease assets, net	Property, plant and equipment, net	$1,774	$570
Operating lease assets	Other assets	7,936	2,681
Total lease assets		$9,710	$3,251

Liabilities
Current:
Finance lease liabilities	Debt and finance lease liabilities, current	$367	$140
Operating lease liabilities	Accrued expenses and other current liabilities	1,979	475
Non-current:
Finance lease liabilities	Long-term debt and finance lease liabilities, net of current portion	818	408
Operating lease liabilities	Operating lease liabilities	6,091	2,263
Total lease liabilities		$9,255	$3,286

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
5. LEASES (Continued)

	As of December 31,
	2022	2021
Weighted average remaining lease term (years)
Finance leases	4.23	3.91
Operating leases	5.98	4.81
Weighted average discount rate
Finance leases	4.94%	4.69%
Operating leases	5.92%	4.00%
Supplemental cash flow information related to leases is as follows:

	As of December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flow for finance leases	$44	$789
Operating cash flow for operating leases	1,102	72

Leased assets obtained in exchange for lease liabilities
Finance leases	$1,547	$646
Operating leases	6,176	2,788
Maturities of the Company's lease liabilities are as follows:

Years Ended December 31,	Finance leases	Operating leases	Total
2023	$409	$2,396	$2,805
2024	434	1,992	2,426
2025	186	1,130	1,316
2026	88	1,120	1,208
2027	36	520	556
Thereafter	181	2,664	2,845
Total lease payments	$1,334	$9,822	$11,156
Less: imputed interest	149	1,752	1,901
Total lease liabilities	$1,185	$8,070	$9,255
Less: current portion	367	1,979	2,346
Long-term lease liabilities	$818	$6,091	$6,909

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
6. INTANGIBLE ASSETS, NET
The gross carrying amount and accumulated amortization of separately identifiable intangible assets are as follows:

	As of December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses:
S-WAY Product and Platform license	$50,000	$5,357	$44,643
FCPM license	47,181	—	47,181
Other intangibles	800	151	649
Total intangible assets	$97,981	$5,508	$92,473

	As of December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses:
S-WAY Product and Platform license	$50,000	$—	$50,000
FCPM license	47,181	—	47,181
Total intangible assets	$97,181	$—	$97,181
Amortization expense for the year ended December 31, 2022 was $5.5 million. Amortization expense for the years ended 2021 and 2020 was immaterial.
For the year ended December 31, 2020, the Company expensed $12.1 million of in-process R&D and $0.3 million of trademarks, net of accumulated amortization, previously included in intangible assets to impairment expense on the consolidated statements of operations. These assets were related to the Powersports business unit whose operations ceased in the fourth quarter of 2020. The Company had no impairment expense for the years ended December 31, 2022 and 2021.
In 2019, the Company was granted a non-exclusive and non-transferable license to intellectual property used in the Iveco S-WAY Platform and Product, which is the cab over engine truck manufactured by Iveco S.p.A ("Iveco"). The material rights under the license agreement include the non-exclusive use of the S-WAY key technology to manufacture, distribute and service BEV and FCEV trucks and related components in the United States, and the ability to grant the use of the key technology to the Company's North American sub-suppliers. The license was placed in service in the second quarter of 2022 commensurate with the start of production of the BEV. The license will be amortized over a 7-year useful life, as it reflects the period over which the sales of BEV and FCEV trucks utilizing Iveco S-WAY platform are expected to contribute to the Company's cash flows. The Company recorded $5.4 million of amortization expense to cost of revenues on the consolidated statements of operations for the year ended December 31, 2022, related to the S-WAY license.
In 2021, the Company was granted a non-exclusive and non-transferable license to intellectual property that will be used to adapt, further develop and assemble fuel cell power modules ("FCPMs") for use in the production of the Company's fuel cell electric vehicles ("FCEV"). The license was accounted for as an asset acquisition and the accumulated cost of the license was determined to be €40.0 million or $47.2 million. As of December 31, 2022, the Company accrued €30.0 million or $32.1 million in accrued expenses and other current liabilities on the consolidated balance sheets related to the payments for the license, which will be made in three remaining installments in 2023. The Company will amortize the license beginning at the start of production for FCEVs. As of December 31, 2022, the Company has not started amortizing the license.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
6. INTANGIBLE ASSETS, NET (Continued)
Estimated amortization expense for all intangible assets subject to amortization in future years is expected to be:

Years Ended December 31,	Amortization
2023	$10,485
2024	13,628
2025	13,628
2026	13,478
2027	13,428
Thereafter	27,826
Total	$92,473

7. INVESTMENTS IN AFFILIATES

Investments in unconsolidated affiliates accounted for under the equity method consisted of the following:

		As of December 31,
	Ownership	2022	2021
Nikola Iveco Europe GmbH	50%	$4,142	$4,083
Wabash Valley Resources LLC	20%	57,674	57,695
Nikola - TA HRS 1, LLC	50%	1,000	—
		$62,816	$61,778
Equity in net loss of affiliates on the consolidated statements of operations for the years ended December 31, 2022, 2021 and 2020 were as follows:

	Year Ended December 31,
	2022	2021	2020
Equity in net loss of affiliates:
Nikola Iveco Europe GmbH	$(20,394)	$(3,900)	$(637)
Wabash Valley Resources LLC	(271)	320	—
Total equity in net loss of affiliates	$(20,665)	$(3,580)	$(637)
Nikola Iveco Europe GmbH
In April 2020, the Company and Iveco became parties to a series of agreements which established a joint venture in Europe, Nikola Iveco Europe GmbH. The operations of the joint venture are located in Ulm, Germany, and consist of manufacturing the BEV and FCEV Class 8 trucks for the European market. In June 2022, the Company and Iveco executed amended agreements to expand the scope of the joint venture operations to include engineering and development of the Nikola Tre BEV and FCEV European truck platforms.
The agreements provide for a 50/50 ownership of the joint venture and a 50/50 allocation of the joint venture's production volumes and profits between Nikola and Iveco. Both parties are entitled to appoint an equal number of members to the shareholders' committee of the joint venture. Pursuant to the terms of the agreements and amended contribution agreement, the Company and Iveco each contributed cash and intellectual property licenses to their respective technology.
Nikola Iveco Europe GmbH is considered a VIE due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
7. INVESTMENTS IN AFFILIATES (Continued)
During the years ended December 31, 2022, 2021 and 2020, the Company made total contributions to Nikola Iveco Europe GmbH of €20.0 million (approximately $21.8 million), zero, and €7.4 million (approximately $8.8 million), respectively. As of December 31, 2022, the Company's maximum exposure to loss was $15.4 million, which represents the book value of the Company's equity interest and guaranteed debt obligations of $11.2 million.
Wabash Valley Resources LLC
On June 22, 2021, the Company entered into a MIPA with WVR and the Sellers, pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for $25.0 million in cash and 1,682,367 shares of the Company's common stock. WVR is developing a clean hydrogen project in West Terre Haute, Indiana, including a hydrogen production facility. The common stock consideration was calculated based on the 30-day average closing stock price of the Company, or $14.86 per share, and the Company issued 1,682,367 shares of its common stock. As of the WVR Closing Date, the fair value of the stock consideration and Put Right was $32.4 million, based upon the closing price of the Company's common stock as of the WVR Closing Date and fair value of the embedded Put Right (see Note 2, Summary of Significant Accounting Policies).
The Company's interest in WVR is accounted for under the equity method and is included in investment in affiliates on the consolidated balance sheets. As of the WVR Closing Date, the fair value of the Company's investment in WVR was $57.4 million, which consists of the Company's cash, common stock consideration, and the Put Right. Subsequently, the Put Right was removed and replaced with the Price Differential. See Note 2, Summary of Significant Accounting Policies, for further details.
As of December 31, 2022, the Company's maximum exposure to loss was $57.9 million, which represents the book value of the Company's equity interest and a loan to WVR during the second quarter of 2022 for $0.3 million.
Included in the initial carrying value was a basis difference of $55.5 million due to the difference between the cost of the investment and the Company's proportionate share of WVR's net assets. The basis difference is primarily comprised of property, plant, and equipment and intangible assets.
Nikola - TA HRS 1, LLC
In March 2022, the Company and Travel Centers of America, Inc. ("TA") entered into a series of agreements which established a joint venture, Nikola - TA HRS 1, LLC. The operations expected to be performed by the joint venture consist of the development, operation and maintenance of a hydrogen fueling station. Operations have not commenced as of December 31, 2022.
The agreements provide for 50/50 ownership of the joint venture. Both parties are entitled to appoint an equal number of board members to the management committee of the joint venture. Pursuant to the terms of the agreements, the Company contributed $1.0 million to Nikola - TA HRS 1, LLC during the second quarter of 2022.
Nikola - TA HRS 1, LLC is considered a VIE due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.
The Company does not guarantee debt for, or have other financial support obligations to the entity and its maximum exposure to loss in connection with its continuing involvement with the entity is limited to the carrying value of the investment.
8. RELATED PARTY TRANSACTIONS
Related Party Aircraft Charter Agreement
In 2019, the Company entered into an aircraft charter arrangement with the Company’s former Executive Chairman of the board of directors of the Company and Legacy Nikola's former Chief Executive Officer to reimburse him for the flight hours incurred for Company use on his personal aircraft. These flight hours were related to business travel by the former Executive Chairman and other members of the executive team to business meetings and trade conferences, as well as the former Executive Chairman's commute between the Company’s headquarters in Phoenix, Arizona, and his residence in Utah. The Company recognized expenses of $1.6 million for the year ended December 31, 2020, for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
8. RELATED PARTY TRANSACTIONS (Continued)
Related Party Income and Accounts Receivable
During 2020 the Company recorded immaterial amounts for the provision of solar installation services to the former Executive Chairman, which are billed on time and materials basis. Solar installation services were terminated effective October 2020.
Related Party Stock Options
In December 2018, the former Executive Chairman issued 6,005,139 performance-based stock options to recognize the performance and contribution of specific employees, including certain executive officers, pursuant to Legacy Nikola's Founder Stock Option Plan (the "Founder Stock Option Plan"). The underlying common stock of these option awards are owned by M&M Residual, a Nevada limited liability company that is wholly-owned by the former Executive Chairman and are considered to be issued by the Company for accounting purposes. These performance-based stock options vest based on the Company's achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. An additional award of 180,153 shares was made under the plan in May 2020, to replace a forfeited grant. The performance conditions were met upon the closing of the Business Combination and the Company recognized stock-based compensation expense related to these option awards of $7.2 million in June 2020. As of December 31, 2022 the weighted average exercise price per share is $1.39, the weighted-average grant date fair value is $1.20 per share, and the weighted-average remaining contractual term is 6.00 years for the outstanding performance-based stock options.
Related Party Redemption of Common Stock
Immediately following the Business Combination, pursuant to a redemption agreement, the Company redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share, payable in immediately available funds. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including the former Executive Chairman and representatives of VectoIQ, Legacy Nikola and the investors in the concurrent private financing.
Former Related Party License and Service Agreements
In September 2019, the Company entered into a Master Industrial Agreement (“CNHI Services Agreement”) and S-WAY Platform and Product Sharing Agreement (“CNHI License Agreement”) with CNHI and Iveco, a former related party, in conjunction with the Company’s Series D redeemable convertible preferred stock offering. Under these agreements, CNHI and Iveco were issued 25,661,448 shares of Legacy Nikola Series D redeemable convertible preferred stock in exchange for an intellectual property license valued at $50.0 million, $100.0 million in-kind services and $100.0 million in cash.
During 2020, the Company issued 9,443,353 shares of Series D redeemable convertible preferred stock to Iveco in exchange for $92.0 million of prepaid in-kind services. Additionally, the Company issued 5,132,289 shares of Series D redeemable convertible preferred stock in exchange for $50.0 million in cash.
During 2021 and 2020, the Company recognized $46.3 million and $45.7 million of in-kind services in research and development on the consolidated statements of operations, respectively. Prepaid in-kind services were fully consumed as of December 31, 2021.
As of June 3, 2020, Iveco was no longer considered a related party.
Former Related Party Research and Development
During 2020 the Company recorded research and development expenses of $15.1 million from a former related party. As of June 3, 2020, the entity was no longer considered a related party.
Former Related Party Stock Repurchase
In September 2019, in contemplation of the Company's proposed Series D preferred stock financing, the Company entered into an amendment of the letter agreement by and between the Company and Nimbus, dated August 3, 2018 (the “Nimbus Redemption Letter Agreement” and as amended, the “Nimbus Amendment”). In March 2020, the Company entered into an additional letter agreement with Nimbus in which Nimbus agreed to terminate the Nimbus Redemption Letter Agreement. Concurrently, the Company entered into an agreement with Nimbus, whereby the Company agreed to repurchase an additional

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
8. RELATED PARTY TRANSACTIONS (Continued)
2,850,930 shares of Series B preferred stock from Nimbus at a share price of $8.77 for an aggregate repurchase price of $25.0 million. The parties agreed that the repurchase price constituted the price that Nimbus would otherwise be entitled to under the Nimbus Redemption Letter Agreement. The number of shares to be repurchased was negotiated by the Company and Nimbus as a mechanism to compensate Nimbus for agreeing to relinquish its previous redemption rights granted in the Nimbus Redemption Letter Agreement.
The repurchase was contingent on completion of the Business Combination which occurred during the quarter ending June 30, 2020, and the Company repurchased the shares in conjunction with the closing of the Business Combination. The Company recorded a reduction to additional paid in capital for the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $13.4 million. The carrying value of the shares repurchased were recorded as a reduction to redeemable convertible preferred stock, which has been retrospectively adjusted in the consolidated statements of stockholders' equity to reflect the Company’s equity structure for all periods presented. For the computation of net loss per share for the year ended December 31, 2020, the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $13.4 million is reflected as an increase to net loss attributable to common stockholders (see Note 16, Net Loss per Share).
As of June 3, 2020, Nimbus was no longer considered a related party.
9. DEBT AND FINANCE LEASE LIABILITIES
A summary of debt and finance lease liabilities as of December 31, 2022 and 2021 is as follows:

	As of December 31,
	2022	2021
Current:
5% Senior Convertible Notes	$50,000	$—
Promissory notes	9,309	—
Insurance premium financing	1,999	—
Finance lease liabilities	367	140
Debt and finance lease liabilities, current	$61,675	$140

Non-current:
Toggle Senior Unsecured Convertible Notes	$199,786	$—
Financing obligation	50,359	—
Promissory notes	39,165	24,639
Finance lease liabilities	818	408
Long-term debt and finance lease liabilities, net of current portion	$290,128	$25,047
The fair values of the following debt obligations are estimated using level 2 fair value inputs, including stock price and risk-free rates. The following table presents the carrying value and estimated fair values:

	As of December 31, 2022
	Carrying Value	Fair Value
Toggle Senior Unsecured Convertible Notes	$199,786	$189,671
Collateralized Note	44,699	43,742
Second Collateralized Note	3,775	3,690
Insurance premium financing	1,999	1,915
Term Note
In January 2018, the Company entered into a term note with JP Morgan Chase, pursuant to which, the Company borrowed $4.1 million to fund equipment purchases. The term note accrued interest at 2.43% per annum and was payable on or before January 31, 2019. The term note was secured by restricted cash.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
9. DEBT (Continued)
In February 2019, the Company amended the term note to extend its term by one year and increased the interest rate to 3.00% per annum. In February 2020, the Company amended the term note to extend its term for one year, to January 31, 2021. The term note accrued interest at a rate equal to the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate as determined by the Federal Reserve Board. During the first quarter of 2021, the Company repaid the $4.1 million term note.
Payroll Protection Program Note
In April 2020, the Company entered into a note with JP Morgan Chase under the Small Business Administration Paycheck Program established under Section 1102 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, pursuant to which the Company borrowed $4.1 million (the "Note"). The Note accrued interest at a rate of 0.98% per annum and matured in 24 months. On April 30, 2020, the Company returned the $4.1 million in proceeds from the Note to JP Morgan Chase.
Toggle Senior Unsecured Convertible Notes
In June 2022, the Company completed a private placement of $200.0 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior PIK toggle notes, which will mature on May 31, 2026. The Toggle Senior Unsecured Convertible Notes were issued pursuant to an indenture, dated as of June 1, 2022 (the "Indenture").
The Toggle Senior Unsecured Convertible Notes bear interest at 8.00% per annum, to the extent paid in cash (“Cash Interest”), and 11.00% per annum, to the extent paid in kind through the issuance of additional Toggle Senior Unsecured Convertible Notes (“PIK Interest”). Interest is payable semi-annually in arrears on May 31 and November 30 of each year, beginning on November 30, 2022. The Company can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof.
Based on the applicable conversion rate, the Toggle Senior Unsecured Convertible Notes plus any accrued and unpaid interest are convertible into cash, shares of the Company’s common stock or a combination thereof, at the Company’s election. The initial conversion rate is 114.3602 shares per $1,000 principal amount of the Toggle Senior Unsecured Convertible Notes, subject to customary anti-dilution adjustments in certain circumstances, which represented an initial conversion price of approximately $8.74 per share.
Prior to February 28, 2026, the Toggle Senior Unsecured Convertible Notes will be convertible at the option of the holders only upon the occurrence of specified events and during certain periods, and will be convertible on or after February 28, 2026, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Toggle Senior Unsecured Convertible Notes.
Holders of the Toggle Senior Unsecured Convertible Notes will have the right to convert all or a portion of their Toggle Senior Unsecured Convertible Notes prior to the close of business on the business day immediately preceding February 28, 2026 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2022 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Toggle Senior Unsecured Convertible Notes on each applicable trading day; (ii) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Convertible Notes for each trading day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate of the Toggle Senior Unsecured Convertible Notes on each such trading day; (iii) if the Company calls such Convertible Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events.
The Company may not redeem the Toggle Senior Unsecured Convertible Notes prior to the third anniversary of the date of initial issuance of the Toggle Senior Unsecured Convertible Notes. The Company may redeem the Convertible Notes in whole or in part, at its option, on or after such date and prior to the 26th scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the aggregate principal amount of any Toggle Senior Unsecured Convertible Notes to be redeemed plus accrued and unpaid interest.
In addition, following certain corporate events that occur prior to the maturity date or following issuance by the Company of a notice of redemption, in each case as provided in the Indenture, in certain circumstances, the Company will increase the

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
9. DEBT (Continued)
conversion rate for a holder who elects to convert its Toggle Senior Unsecured Convertible Notes in connection with such a corporate event or who elects to convert any Toggle Senior Unsecured Convertible Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change or a change in control transaction (each such term as defined in the Indenture), holders of the Toggle Senior Unsecured Convertible Notes will have the right to require the Company to repurchase all or a portion of their Toggle Senior Unsecured Convertible Notes at a price equal to 100% of the capitalized principal amount of Toggle Senior Unsecured Convertible Notes, in the case of a fundamental change, or 130% of the capitalized principal amount of Toggle Senior Unsecured Convertible Notes, in the case of change in control transactions, in each case plus any accrued and unpaid interest to, but excluding, the repurchase date.
The Indenture includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to incur secured debt in excess of $500.0 million, incur other subsidiary guarantees, and sell equity interests of any subsidiary that guarantees the Toggle Senior Unsecured Convertible Notes. In addition, the Indenture includes customary terms and covenants, including certain events of default after which the holders may accelerate the maturity of the Toggle Senior Unsecured Convertible Notes and become due and payable immediately.
In conjunction with the issuance of the Toggle Senior Unsecured Convertible Notes, the Company executed the Put Premium which was determined to be an embedded derivative that met the criteria for bifurcation from the host. The total proceeds received were first allocated to the fair value of the bifurcated derivative asset, and the remaining proceeds allocated to the host resulting in an adjustment to the initial purchasers' debt discount.
The net proceeds from the sale of the Toggle Senior Unsecured Convertible Notes were $183.2 million, net of initial purchasers' discounts and debt issuance costs. Unamortized debt discount and issuance costs are reported as a direct deduction from the face amount of the Toggle Senior Unsecured Convertible Notes.
The net carrying amounts of the debt component of the Toggle Senior Unsecured Convertible Notes were as follows:

As of
December 31, 2022
Principal amount	$210,939
Accrued PIK interest	1,998
Unamortized discount	(6,443)
Unamortized issuance costs	(6,708)
Net carrying amount	$199,786
As of December 31, 2022, the effective interest rate on the Toggle Senior Unsecured Convertible Notes was 12.99%. Amortization of the debt discount and issuance costs is reported as a component of interest expense and is computed using the straight-line method over the term of the Toggle Senior Unsecured Convertible Notes, which approximates the effective interest method. The following table presents the Company's interest expense related to convertible debt:

Year Ended
December 31, 2022
Contractual interest expense	$12,937
Amortization of debt discount and issuance costs	2,156
Total interest expense	$15,093
5% Senior Convertible Notes
On December 30, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the investors named therein for the sale of up to $125.0 million in initial principal amount of unsecured senior convertible notes

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
9. DEBT (Continued)
(the “5% Senior Convertible Notes”), in a registered direct offering. The 5% Senior Convertible Notes are convertible into shares of the Company’s common stock, subject to certain conditions and limitations.
The Company consummated an initial closing for the sale of $50.0 million in aggregate principal amount of 5% Senior Convertible Notes on December 30, 2022. The purchase price for the 5% Senior Convertible Notes is $1,000 per $1,000 principal amount. Subject to certain conditions being met or waived, at the option of the Company, one or more additional closings for up to the remaining principal amount of 5% Senior Convertible Notes may occur. The aggregate principal amount of 5% Senior Convertible Notes that may be offered in the additional closings may not be more than $75.0 million and the Company’s option to sell additional 5% Senior Convertible Notes will be exercisable until the first anniversary of the date of the Purchase Agreement (or such earlier date as the Company shall determine, in its sole discretion, by written notice to the investors).
Each 5% Senior Convertible Note will accrue interest at a rate of 5% per annum, payable in arrears on the first calendar day of each calendar quarter, beginning April 1, 2023. Interest will be payable in cash or shares of the Company's common stock or in a combination of cash and shares of common stock, at the Company’s option. The interest rate will increase to an annual rate of 12.5% per annum upon the occurrence and during the continuance of an event of default under the term of the 5% Senior Convertible Notes. Each 5% Senior Convertible Note issued pursuant to the Purchase Agreement will have a maturity date of one year from issuance, which may be extended at the option of the noteholders in certain instances. Upon any conversion, redemption or other repayment of a 5% Senior Convertible Note, a “make-whole” amount equal to the amount of additional interest that would accrue under such 5% Senior Convertible Note at the interest rate then in effect assuming that the outstanding principal of such 5% Senior Convertible Notes remained outstanding through and including the maturity date of such 5% Senior Convertible Note.
At any time on or after January 9, 2023, all or any portion of the principal amount of each 5% Senior Convertible Note, plus accrued and unpaid interest, any make-whole amount and any late charges thereon (the “Conversion Amount”), is convertible at any time, in whole or in part, at the noteholder’s option, into shares of the Company's common stock at a conversion price per share (the “Conversion Price”) equal to the lower of (i) a “reference price” of $5.975, subject to certain adjustments, (the “Reference Price”), (ii) the greater of (x) a “floor price” of $0.478 (the “Floor Price”) and (y) the volume weighted average price (“VWAP”) of the Common Stock as of the conversion date, and (iii) the greater of (x) the Floor Price, and as elected by the converting noteholder, (y) either (X) depending on the delivery time of the applicable conversion notice, (1) the VWAP as of the applicable conversion date or (2) the VWAP immediately prior to the applicable conversion date and (Y) 95% of the average VWAP for the three trading days commencing on, and including, the applicable conversion date, subject to adjustment in accordance with the terms of the Notes.
At any time during an Event of Default Redemption Right Period (as defined below), a noteholder may alternatively elect to convert all or any portion of the 5% Senior Convertible Notes at an alternate conversion rate (the “Alternate Conversion Rate”) equal to the quotient of (i) 115% of the Conversion Amount divided by (ii) the Conversion Price.
Upon a change of control, a noteholder may, subject to certain exceptions, require the Company to redeem all, or any portion, of the 5% Senior Convertible Notes in cash at a price equal to 115% of the greatest of: (i) the Conversion Amount, (ii) the product of (x) the Conversion Amount and (y) the quotient of (I) the greatest closing sale price of the common stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of a change of control and (2) the public announcement of such change of control, and ending on the date the noteholder notifies the Company of its exercise of its right to redeem pursuant to the change of control divided by (II) the Conversion Price, and (iii) the product of (x) the Conversion Amount and (y) the quotient of (I) the aggregate consideration per share of common stock to be paid to the holders of the Common Stock upon consummation of such change of control divided by (II) the Conversion Price.
At any time an “Equity Conditions Failure” (as defined in the 5% Senior Convertible Notes) exists at the time of consummation of certain “Subsequent Placements” (as defined in the Purchase Agreement), the noteholders have the right, subject to certain exceptions, to require that the Company redeem all, or any portion, of the Conversion Amount of the Notes not in excess of the gross proceeds of such Subsequent Placement at a redemption price of 100% of the Conversion Amount to be redeemed. If the noteholder is participating in such Subsequent Placement, the noteholder may require the Company to apply all, or any part, of any amounts that would otherwise be payable to the noteholder in such redemption, on a dollar-for-dollar basis, against the purchase price of the securities to be purchased by the noteholder in such Subsequent Placement.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
9. DEBT (Continued)
A noteholder will not have the right to convert any portion of the 5% Senior Convertible Notes, to the extent that, after giving effect to such conversion, the noteholder (together with certain of its affiliates and other related parties) would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (the “Maximum Percentage”). The noteholder may from time to time increase the Maximum Percentage to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.
The 5% Senior Convertible Notes provide for certain Events of Default, including certain types of bankruptcy or insolvency events of default involving the Company after which the 5% Senior Convertible Notes become automatically due and payable. At any time after the earlier of (x) a noteholder’s receipt of a required notice of an event of default, and (y) the noteholder becoming aware of an event of default, and ending on the twentieth trading day after the later of (I) the date such event of default is cured, and (II) the investor’s receipt of an event of default notice from the Company (such period, the “Event of Default Redemption Rights Period”), the noteholder may require the Company to redeem, subject to certain exceptions, all or any portion of its Notes at a price equal to 115% of the greater of (i) the Conversion Amount and (ii) the product of the Alternate Conversion Rate and the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the trading day immediately prior to the date the Company makes the entire redemption payment.
The Company will be subject to certain customary affirmative and negative covenants regarding the rank of the 5% Senior Convertible Notes, the incurrence of certain indebtedness, the repayment of certain indebtedness, transactions with affiliates, and restrictions on certain issuance of securities, among other customary matters.
The Company elected to account for the 5% Senior Convertible Notes pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” (“FVO”) election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The Company believes that the fair value option better reflects the underlying economics of the 5% Senior Convertible Notes. As such, the 5% Senior Convertible Notes, were initially measured at $50.0 million as of the issue date. Due to the recency of the transaction, the Company did not recognize any fair value remeasurement adjustments on the consolidated statements of operations for the year ended December 31, 2022. Interest expense for the year ended December 31, 2022 was immaterial.
Financing Obligation
On May 10, 2022 (the "Sale Date"), the Company entered into a sale agreement (the "Sale Agreement"), pursuant to which the Company sold the land and property related to the Company's headquarters in Phoenix, Arizona for a purchase price of $52.5 million. As of the Sale Date, $13.1 million was withheld from the proceeds received related to portions of the headquarters currently under construction. The Company will receive the remaining proceeds throughout the completion of construction pursuant to the terms of the Sale Agreement. Concurrent with the sale, the Company entered into a lease agreement (the "Lease Agreement"), whereby the Company leased back the land and property related to the headquarters for an initial term of 20 years with four extension options for 7 years each. As of the Sale Date, the Company considered one extension option reasonably certain of being exercised.
The buyer is not considered to have obtained control of the headquarters because the lease is classified as a finance lease. Accordingly, the sale of the headquarters is not recognized and the property and land continue to be recognized on the Company's consolidated balance sheets. As of the Sale Date, the Company recorded $38.3 million as a financing obligation on the Company's consolidated balance sheets representing proceeds received net of debt issuance costs of $1.1 million. Rent payments under the terms of the Lease Agreement will be allocated between interest expense and principal repayments using the effective interest method. Additionally, debt issuance costs will be amortized to interest expense over the lease term.
After the Sale Date and through December 31, 2022, the Company recognized an additional $12.0 million for financing obligations on the Company's consolidated balance sheets for construction completed after the Sale Date. As of December 31, 2022, the Company has recognized a HQ Sale Agreement receivable of $5.5 million for funds not yet received for construction completed in prepaid expenses and other current assets. Additionally, for the year ended December 31, 2022, the Company recognized $2.3 million of interest expense related to interest on the financing obligation and amortization of debt issuance costs.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
9. DEBT (Continued)
Promissory Notes
During the fourth quarter of 2021, the Company closed on the purchase of its headquarters facility in Phoenix, AZ. Concurrently with the closing of the purchase, the Company, as borrower, executed a promissory note for $25.0 million at a stated interest rate of 4% (the "Promissory Note"). The Promissory Note carried a 60 month term, interest only payments for the first 12 months and a 25 year amortization thereafter, with the remaining principal balance due upon maturity. The loan was fully collateralized by the Company's headquarters.
On May 10, 2022, and in connection with the execution of the sale and leaseback of the Company's headquarters, the Company repaid the $25.0 million Promissory Note.
For the years ended December 31, 2022 and 2021, the Company recognized $0.4 million and $0.1 million, respectively, of interest expense related to interest on the Promissory Note and amortization of debt issuance costs prior to redemption. During the second quarter of 2022, the company expensed $0.3 million of unamortized debt issuance costs related to the Promissory Note.
Collateralized Promissory Notes
On June 7, 2022, the Company executed a promissory note and a master security agreement (the "Master Security Agreement") for $50.0 million at a stated interest rate of 4.26% (the "Collateralized Note"). The Collateralized Note is fully collateralized by certain personal property assets as fully described in the Master Security Agreement. Additionally, in connection with the Collateralized Note, the Company executed a pledge agreement pursuant to which the Company pledged $50.0 million in cash as additional collateral in order to obtain a more favorable interest rate. The amount pledged is recorded in restricted cash and cash equivalents on the consolidated balance sheets as of December 31, 2022. The Collateralized Note carries a 60 month term and is payable in 60 equal consecutive monthly installments due in arrears.
For the year ended December 31, 2022, the Company recognized $1.1 million of interest expense on the Collateralized Note.
On August 4, 2022, the Company executed a promissory note and a security agreement for $4.0 million at an implied interest rate of 7.00% (the "Second Collateralized Note"). The Second Collateralized Note is fully collateralized by certain personal properly assets as fully described in the security agreement. The Second Collateralized Note carries a 60 month term and is payable in 60 equal monthly installments due in arrears.
For the year ended December 31, 2022, the Company recognized $0.1 million of interest expense on the Second Collateralized Note.
Insurance Premium Financing
The Company executed an insurance premium financing agreement pursuant to which the Company financed certain annual insurance premiums for $6.6 million, primarily consisting of premiums for directors' and officers' insurance. The insurance premium payable incurs interest at 2.95%, and is due in monthly installments maturing on March 27, 2023.
For the year ended December 31, 2022, the Company recognized $0.1 million of interest expense on the insurance premium financing agreement.
Aggregate Long-Term Debt Maturities
The following table summarizes the long-term debt maturities for each of the next five years and thereafter at December 31, 2022.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
9. DEBT (Continued)

Years Ended December 31,	Total
2023	$14,654
2024	15,651
2025	15,722
2026	226,734
2027	9,993
Thereafter	99,376
Total	$382,130
Letters of Credit
During the third quarter of 2022, the Company executed a $0.6 million letter of credit to secure a customs bond through August 31, 2023. As of December 31, 2022, no amounts have been drawn on the letter of credit.
During the second quarter of 2022, and in conjunction with the execution of the Lease Agreement, the Company executed an irrevocable standby letter of credit for $12.5 million to collateralize the Company's lease obligation. The letter of credit is subject to annual increases commensurate with base rent increases pursuant to the Lease Agreement. The letter of credit will expire upon the expiration of the Lease Agreement, but may be subject to reduction or early termination upon the satisfaction of certain conditions as described in the Lease Agreement.
During the fourth quarter of 2021, the Company executed an irrevocable standby letter of credit for $25.0 million in connection with the execution of a certain product supply agreement. As of December 31, 2022, no amounts have been drawn on the letter of credit.
10. CAPITAL STRUCTURE
Shares Authorized
As of December 31, 2022, the Company had authorized a total of 950,000,000 shares for issuance consisting of 800,000,000 shares designated as common stock and 150,000,000 shares designated as preferred stock.
Warrants
As a result of the Business Combination in June 2020, the Company assumed private warrants previously issued in connection with VectoIQ's initial public offering. Each private warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. The exercise price and number of common shares issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below its exercise price.
On July 22, 2020, the Company issued a notice of redemption of all of its outstanding public warrants on a cash basis which was completed in September 2020. The Company issued 22,877,806 shares of common stock pursuant to the exercise of public warrants and received approximately $263.1 million of proceeds from such exercises. The 122,194 public warrants not exercised by the end of the redemption period were redeemed for a price of $0.01 per public warrant, and subsequently cancelled by the Company. The private warrants held by the initial holders thereof or permitted transferees of the initial holders were not subject to this redemption.
During the fourth quarter of 2020, 129,085 private warrants were exercised for total proceeds of $1.5 million.
As a result of the Romeo Acquisition in October 2022, the Company assumed 376,935 private warrants underlying the Romeo private placement warrants. Each private warrant entitles the registered holder to purchase one share of common stock at a price of $96.96 per share, subject to adjustment. Additionally, the Company assumed 250,416 warrants in the Romeo Acquisition which were previously issued by Romeo with convertible notes or in exchange for historical services provided ("Romeo Legacy Warrants").

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
10. CAPITAL STRUCTURE (Continued)
As of December 31, 2022 and 2021, the Company had 1,137,850 and 760,915 private warrants outstanding, respectively. During 2022, 2021 and 2020, the Company recorded a $3.9 million, $3.1 million and $13.4 million gain, respectively, for revaluation of warrant liability on the consolidated statement of operations. As of December 31, 2022 and 2021, the Company had $0.4 million and $4.3 million, respectively, for warrant liability related to the private warrants outstanding on the consolidated balance sheets.
Stock Purchase Agreements
First Purchase Agreement with Tumim Stone Capital LLC
On June 11, 2021, the Company entered into a common stock purchase agreement (the "First Tumim Purchase Agreement") and a registration rights agreement (the "Registration Rights Agreement") with Tumim Stone Capital LLC ("Tumim"), pursuant to which Tumim committed to purchase up to $300.0 million in shares of the Company's common stock, subject to certain limitations and conditions set forth in the First Tumim Purchase Agreement. The Company shall not issue or sell any shares of common stock under the First Tumim Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company's outstanding shares of common stock.
Under the terms of the First Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the First Tumim Purchase Agreement (the “Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Tumim Closing Date. The purchase price will be calculated as 97% of the volume weighted average prices of the Company's common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
Concurrently with the signing of the First Tumim Purchase Agreement, the Company issued 155,703 shares of its common stock to Tumim as a commitment fee ("Commitment Shares"). The total fair value of the shares issued for the commitment fee of $2.6 million was recorded in selling, general, and administrative expense on the Company's consolidated statements of operations.
During 2022, the Company sold 17,248,244 shares of common stock for proceeds of $123.7 million, under the terms of the First Tumim Purchase Agreement. During 2021, the Company sold 14,213,498 shares of common stock under the terms of the First Tumim Purchase Agreement for proceeds of $163.8 million. As of December 31, 2022, there are 3,420,990 registered shares remaining and the remaining commitment available under the First Tumim Purchase Agreement is $12.5 million.
Second Purchase Agreement with Tumim Stone Capital LLC
On September 24, 2021, the Company entered into a second common stock purchase agreement (the "Second Tumim Purchase Agreement") and a registration rights agreement with Tumim, pursuant to which Tumim has committed to purchase up to $300.0 million in shares of the Company's common stock, subject to certain limitations and conditions set forth in the Second Tumim Purchase Agreement. The Company will not issue or sell any shares of common stock under the Second Tumim Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company's outstanding shares of common stock.
Under the terms of the Second Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the Second Tumim Purchase Agreement (the “Second Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Second Tumim Closing Date, provided that certain conditions have been met. These conditions include effectiveness of a registration statement covering the resale of shares of common stock that have been and may be issued under the Second Tumim Purchase Agreement and termination of the First Tumim Purchase Agreement. The registration statement covering the offer and sale of up to 29,042,827 shares of common stock, including the commitment shares, to Tumim was declared effective on November 29, 2021. The purchase price will be calculated as 97% of the volume weighted average prices of the Company's common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
Concurrently with the signing of the Second Tumim Purchase Agreement, the Company issued 252,040 shares of its common stock to Tumim as a commitment fee. The total fair value of the shares issued for the commitment fee of $2.9 million was recorded in selling, general, and administrative expense on the Company's consolidated statement of operations.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
10. CAPITAL STRUCTURE (Continued)
As of December 31, 2022, the Company has not sold any shares of common stock to Tumim under the terms of the Second Tumim Purchase Agreement and has a remaining commitment of $300.0 million available.
Equity Distribution Agreement
In August 2022, the Company entered into an equity distribution agreement (the "Equity Distribution Agreement") with Citi Global Markets, Inc. ("Citi") as sales agent, pursuant to which the Company can issue and sell shares of its common stock with an aggregate maximum offering price of $400.0 million. The Company pays Citi a fixed commission rate of 2.5% of gross offering proceeds of shares sold under the Equity Distribution Agreement. During the year ended December 31, 2022, the Company sold 45,324,227 shares of common stock under the Equity Distribution Agreement at an average price per share of $3.70 for gross proceeds of $167.8 million and net proceeds of approximately $163.5 million, after $4.3 million in commissions and fees to the sales agent. Commissions incurred in connection with the Equity Distribution Agreement are reflected as a reduction of additional paid-in capital on the Company's consolidated balance sheets. As of December 31, 2022, $1.7 million in commissions were recognized in accrued expenses and other current liabilities on the Company's consolidated balance sheets.
11. STOCK-BASED COMPENSATION EXPENSE
2017 and 2020 Stock Plans
Legacy Nikola's 2017 Stock Option Plan (the “2017 Plan”) provided for the grant of incentive and nonqualified options to purchase Legacy Nikola common stock to officers, employees, directors, and consultants of Legacy Nikola. Options were granted at a price not less than the fair market value on the date of grant and generally became exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.
Each Legacy Nikola option from the 2017 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of common stock (each such option, an "Exchanged Option") equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Nikola common stock subject to such Legacy Nikola option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy Nikola option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Business Combination, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy Nikola option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.
At the Company's special meeting of stockholders held on June 2, 2020, the stockholders approved the Nikola Corporation 2020 Stock Incentive Plan (the "2020 Plan") and the Nikola Corporation 2020 Employee Stock Purchase Plan (the "2020 ESPP"). The 2020 Plan and the 2020 ESPP were previously approved, subject to stockholder approval, by the Company's board of directors on May 6, 2020. The aggregate number of shares authorized for issuance under the 2020 Plan will not exceed 42,802,865, plus the number of shares subject to outstanding awards as of the closing of the Business Combination under the 2017 Plan that are subsequently forfeited or terminated. The aggregate number of shares available for issuance under the 2020 ESPP is 4,000,000.
The 2020 Plan provides for the grant of incentive and nonqualified stock option, restricted stock units ("RSUs"), restricted share awards, stock appreciation awards, and cash-based awards to employees, outside directors, and consultants of the Company. The 2020 Plan and the 2020 ESPP became effective immediately upon the closing of the Business Combination. No offerings have been authorized to date by the Company's board of directors under the ESPP.
Common Stock Valuation
Prior to the completion of the Business Combination the fair value of Legacy Nikola common stock that underlies the stock options was determined by Legacy Nikola's board of directors based upon information available at the time of grant. Because such grants occurred prior to the exchange of Legacy Nikola common stock into the Company's common stock, Legacy Nikola's board of directors determined the fair value of Legacy Nikola common stock with assistance of periodic valuation studies from an independent third-party valuation firm. The valuations were consistent with the guidance and methods outlined

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
11. STOCK-BASED COMPENSATION EXPENSE (Continued)
in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or AICPA Practice Aid.
Stock Option Valuation
The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions. The fair value of each option award at the grant date was estimated using the following assumptions:

	Year Ended December 31,
	2022	2021	2020
Exercise price	N/A	N/A	$1.05 - $9.66
Risk-free interest rate	N/A	N/A	0.1% - 1.7%
Expected term (in years)	N/A	N/A	0.2 - 6.3
Expected dividend yield	N/A	N/A	0
Expected volatility	N/A	N/A	70.0% - 85.8%
Stock Options
Options vest in accordance with the terms set forth in the grant letter. Time-based options generally vest ratably over a period of approximately 36 months. Changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	28,996,160	$1.28	6.87	$249,205
Granted	—	—
Exercised	6,424,780	1.11
Cancelled	100,795	3.51
Outstanding at December 31, 2022	22,470,585	$1.31	5.33	$23,418
Vested and exercisable as of December 31, 2022	22,439,822	$1.31	5.33	$23,412
The option activity above does not include the performance based stock options issued by a related party pursuant to the Founder Stock Option Plan. The weighted-average grant date fair value of stock options issued for the year ended December 31, 2020 was $6.92.
There were 6,424,780, 3,472,267 and 8,716,423 stock options exercised during the years ended December 31, 2022, 2021 and 2020, respectively. The total intrinsic value of stock options exercised was $14.6 million, $51.8 million and $132.7 million during 2022, 2021 and 2020, respectively. The fair value of stock options vested during the years ended December 31, 2022, 2021 and 2020 was $0.8 million, $0.4 million, and $27.0 million, respectively.
As a result of the Business Combination, vesting of certain stock options and performance-based options accelerated in accordance with terms of the related award agreements, resulting in additional stock-based compensation expense of $8.1 million in the second quarter of 2020.
Restricted Stock Units
The fair value of RSUs is based on the closing price of the Company's common stock on the grant date. The time-based RSUs generally vest in increments over a three year period or, in the case of executive officers, cliff-vest following the third anniversary from the date of grant. Certain RSUs awarded to key employees contain performance conditions related to achievement of strategic and operational milestones ("Performance RSUs"). As of December 31, 2022, not all of the performance conditions are probable to be achieved. Compensation expense has only been recognized for those conditions that

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
11. STOCK-BASED COMPENSATION EXPENSE (Continued)
are assumed to be probable. The Company updates its estimates related to the probability and timing of achievement of the operational milestones each period until the award either vests or is forfeited. In addition, for certain technical engineering employees the awards cliff vest after a three year period or vest on the achievement of certain operational milestones. The RSUs to directors have a vesting cliff of one year after the grant date. Changes in RSUs are as follows:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Balance at December 31, 2021	12,178,672	$18.7
Granted	17,966,171	7.0
Granted in Romeo Acquisition	1,066,772	3.0
Released	8,527,456	14.0
Cancelled	3,109,359	13.0
Balance at December 31, 2022	19,574,800	$10.0
During the fourth quarter of 2022, in connection with the Romeo Acquisition, each share of Romeo Common Stock that was issued and outstanding immediately prior to the effective time of the Romeo Acquisition was converted into the right to receive 0.1186 of a share of Nikola Common Stock, rounded down to the nearest whole number of shares of Nikola Common Stock. Each Romeo RSU and Romeo performance-related stock unit that was outstanding and not settled immediately prior to the effective time was settled for shares of Nikola Common Stock, determined by multiplying the number of shares of Romeo Common Stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by 0.1186, rounded down to the nearest whole number of shares of Nikola Common Stock. Compensation cost, after the Romeo Acquisition, related to these awards was recognized in net loss from discontinued operations on the consolidation statements of operations for the year ended December 31, 2022.

During the third quarter of 2020, the Company entered into a separation agreement with its former Executive Chairman which resulted in a modification of his time-based RSUs. Prior to the modification, the RSUs were not likely to vest and as a result $0.5 million of previously recorded stock-based compensation expense was reversed during 2020. Subsequent to modification, the RSUs were considered fully vested and the Company recorded stock-based compensation of $16.5 million during the third quarter of 2020.
Market Based RSUs
The Company's market based RSUs contain a stock price index as a benchmark for vesting. Through the second quarter of 2022, these awards were issued with three milestones that vest depending upon a consecutive 20-trading day stock price target of the Company’s common stock. The Company's stock price targets ranged from $25 per share to $55 per share. At the time of their grant, the Company estimated the fair value of the awards using a Monte Carlo simulation model, which utilized significant assumptions consisting of risk-free interest rate in the range of 0.2% to 0.3%, and volatility in the range of 70% to 85%.
During the third quarter of 2022, the market based RSUs subject to the $40 and $55 stock price milestones were cancelled and the Company expensed $55.8 million related to the cancelled awards representing the remaining unamortized expense as of the cancellation date.
Additionally, during the third quarter of 2022, the performance period for the market based RSUs subject to the $25 stock price milestone was extended from June 3, 2023 to June 3, 2024. The incremental compensation cost from this modification was $4.3 million, determined by comparing the estimated fair value of the modified awards to the estimated fair value of the original awards immediately before the modification of the performance period. The remaining compensation cost related to the original award and the incremental compensation cost are recognized over the award's remaining requisite service period. The vested shares related to the modified awards are transferred to the award holders upon the completion of the requisite service period ending June 3, 2024, and upon achievement certification by the Company's board of directors. If the $25 target price is not achieved by the end of requisite service period, the market based RSUs are forfeited.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
11. STOCK-BASED COMPENSATION EXPENSE (Continued)
During 2022, the Company granted 1,351,361 shares of market based RSUs to various executives in connection with either their hiring or assumption of new roles within the Company. The awards vest depending upon a consecutive 20-trading day stock price target of the Company’s common stock of $25 per share to $55 per share. The total grant date fair value of the market based RSUs was determined to be $3.2 million and is recognized over the requisite service period.
The estimated fair value of these awards as of the grant date, or as of the modification date, as applicable, were estimated using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The following represents the range of assumptions used to determine the grant date or modification date fair value for these market based RSUs:

For the year ended December 31,
2022
Term (years)	0.80 - 1.80
Stock price	$5.32 - $9.66
Risk-free interest rate	1.66% - 3.50%
Expected volatility	100%
The following table summarizes 2022 market-based RSU activity:

	Number of Market Based RSUs	Weighted-Average Grant Date Fair Value
Balance at December 31, 2021	13,317,712	$26.0
Granted	1,351,361	2.5
Released	—	—
Cancelled	12,598,015	24.3
Balance at December 31, 2022	2,071,058	$24.5
Stock-Based Compensation Expense
The following table presents the impact of stock-based compensation expense on the consolidated statements of operations for the years ending December 31, 2022, 2021 and 2020, respectively:

	Years Ended December 31,
	2022	2021	2020
Selling, general, and administrative	$214,717	$169,561	$122,129
Research and development	34,949	36,150	15,862
Cost of revenues	2,779	—	—
Net loss from discontinued operations	2,960	—	—
Total stock-based compensation expense	$255,405	$205,711	$137,991
As of December 31, 2022, total unrecognized compensation expense and remaining weighted-average recognition period related to outstanding share-based awards were as follows:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
11. STOCK-BASED COMPENSATION EXPENSE (Continued)

	Unrecognized compensation expense	Remaining weighted-average recognition period (years)
Options	$29	0.10
Market Based RSUs	13,214	1.42
RSUs	120,738	1.92
Total unrecognized compensation expense at December 31, 2022	$133,981
12. DISCONTINUED OPERATIONS
As discussed in Note 1, Basis of Presentation, the Company transferred ownership of all of Romeo's right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions, to the Assignee during the second quarter of 2023. The Assignment of Romeo represents a strategic shift and met the criteria for classification as a discontinued operation as of the second quarter of 2023.
As of December 31, 2022, the assets and liabilities of Romeo subject to assignment for the benefit of creditors have been reclassified as assets subject to assignment for the benefit of creditors and liabilities subject to assignment for the benefit of creditors on the Company's consolidated balance sheets and consisted of the following:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
12. DISCONTINUED OPERATIONS (Continued)

December 31, 2022
Assets:
Current assets
Cash and cash equivalents	$7,555
Accounts receivable, net	262
Inventory	11,327
Prepaid expenses and other current assets	9,881
Total current assets subject to assignment for the benefit of creditors	29,025
Non-current assets
Restricted cash and cash equivalents, non-current	1,500
Property, plant and equipment, net	19,221
Intangible assets, net	621
Investments in affiliates	10,000
Prepayment - Long-term Supply Agreement	44,835
Other assets	23,948
Total non-current assets subject to assignment for the benefit of creditors	100,125
Total assets subject to assignment for the benefit of creditors	$129,150

Liabilities:
Current liabilities
Accounts payable	$24,672
Accrued expenses and other current liabilities	22,991
Debt and finance lease liabilities, current	1,439
Total current liabilities subject to assignment for the benefit of creditors	49,102
Long-term liabilities
Long-term debt and finance lease liabilities, net of current portion	1,499
Operating lease liabilities	22,132
Warrant liability	40
Total long-term liabilities subject to assignment for the benefit of creditors	23,671
Total liabilities subject to assignment for the benefit of creditors	$72,773

Additionally, for the year ended December 31, 2022, the results of operations for Romeo were reclassified to net loss from discontinued operations from the Romeo Acquisition date. The following represents the major components of net loss from discontinued operations presented in the consolidated statements of operations:

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
12. DISCONTINUED OPERATIONS (Continued)

Year Ended December 31,
2022
Revenues	$1,100
Cost of revenues	19,888
Gross loss	(18,788)
Operating expenses:
Research and development	3,287
Selling, general and administrative	23,968
Loss on supplier deposits	—
Total operating expenses	27,255
Loss from operations	(46,043)
Other income (expense), net
Interest expense, net	(28)
Revaluation of warrant liability	(29)
Loss from discontinued operations	$(46,100)
The amounts described in other notes within these consolidated financial statements have been updated to reflect the amounts applicable to continuing operations, unless otherwise noted.
13. RETIREMENT SAVINGS PLAN
The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Employees may contribute to the plan amounts of their pre-tax salary subject to statutory limitations. The Company did not offer a company match for the year ended December 31, 2020. Beginning in 2021, the Company provided an employer matching contribution for the amount a participant contributes as salary deferrals up to 100% of the amount contributed for the first 1% of the participant’s plan compensation plus 50% for each additional 1% of compensation contributed between 1% and 6% of the participant’s plan compensation. For the years ended December 31, 2022 and 2021, the Company provided $3.5 million and $2.1 million, respectively, in matching contributions.
14. INCOME TAXES
A provision (benefit) of $6.0 thousand, $4.0 thousand and ($1.0) million has been recognized for the years ended December 31, 2022, 2021 and 2020, respectively, related primarily to changes in indefinite lived goodwill deferred tax liabilities.
The components of the provision for income taxes for the years ended December 31, 2022, 2021 and 2020 consisted of the following:

	Years Ended December 31,
	2022	2021	2020
Current tax provision
Federal	$—	$—	$36
State	3	1	1
Total current tax provision	3	1	37
Deferred tax provision
Federal	—	1	(492)
State	3	2	(571)
Total deferred tax provision	3	3	(1,063)
Total income tax provision (benefit)	$6	$4	$(1,026)

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
14. INCOME TAXES (Continued)
The reconciliation of taxes at the federal statutory rate to the provision for income taxes for the years ended December 31, 2022, 2021 and 2020 was as follows:

	Years Ended December 31,
	2022	2021	2020
Tax at statutory federal rate	$(155,064)	$(144,848)	$(78,098)
State tax, net of federal benefit	(28,612)	(21,212)	(14,052)
Stock-based compensation	47,382	22,825	(7,652)
Section 162(m) limitation	3,725	2,009	1,834
Research and development credits, net of uncertain tax position	(16,503)	(12,558)	(14,945)
Warrant revaluation	(971)	(641)	(2,824)
SEC Settlement	—	26,250	—
Other	5,345	(438)	408
Change in valuation allowance	144,704	128,617	114,303
Total income tax provision (benefit)	$6	$4	$(1,026)
Deferred tax assets and liabilities as of December 31, 2022 and 2021 consisted of the following:

	As of December 31,
	2022	2021
Deferred tax assets:
Federal and state income tax credits	$52,932	$33,837
Net operating loss carryforward	317,393	245,014
Start-up costs capitalized	1,432	1,454
Stock-based compensation	13,599	12,645
Finance lease liabilities	15,017	680
Accrued purchase of intangible asset	7,993	—
Inventory	2,758	—
Research expenditures	49,137	—
Accrued expenses and other	1,459	802
Total deferred tax assets	461,720	294,432
Valuation allowance	(435,923)	(291,222)
Deferred tax assets, net of valuation allowance	25,797	3,210
Deferred tax liabilities:
Intangible assets	(2,363)	(2,116)
Finance lease assets	(1,975)	(666)
Property, plant and equipment, net	(21,474)	(439)
Total deferred tax liabilities	(25,812)	(3,221)
Deferred tax liabilities, net	$(15)	$(11)
The table above includes only deferred tax assets and liabilities related to continuing operations. As of December 31, 2022, the Company had a net deferred tax asset of $158.7 million, related to assets subject to assignment for the benefit of creditors, subject to a full valuation allowance.
The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
14. INCOME TAXES (Continued)
historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded valuation allowances of $435.9 million, $291.2 million and $162.5 million at December 31, 2022, 2021 and 2020 respectively. The increase in the valuation allowance for the year ended December 31, 2022 of $144.7 million as reflected below, is due to increases in the net operating losses and research and development credit carryforwards.

	Years Ended December 31,
	2022	2021
Valuation Allowance as of the beginning of the period	$(291,222)	$(162,604)
Current Year Change	(144,701)	(128,618)
Valuation Allowance as of the end of the period	$(435,923)	$(291,222)
At December 31, 2022, the Company had federal net operating loss carryforwards of $11.2 million that expire in 2024 - 2037 and $1.2 billion that have an indefinite carryforward period. The Company has combined state net operating loss carryforwards of $1.3 billion at December 31, 2022, that begin to expire in 2032. The Company had federal and state tax credits of $46.7 million and $29.0 million, respectively, at December 31, 2022, which if unused will begin to expire in 2037 for federal and 2031 for state tax purposes.
The Tax Reform Act of 1986 (the "Act") provides for a limitation on the annual use of net operating loss ("NOL") carryforwards following certain ownership changes (as defined by the Act and codified under Section 382 of the Code) that could limit the Company’s ability to utilize these carryforwards. As of December 31, 2022, the Company has not incurred such an ownership change.
The following table reflect changes in the unrecognized tax benefits:

	Years Ended December 31,
	2022	2021	2020
Gross amount of unrecognized tax benefits as of the beginning of the year	$11,661	$7,392	$432
Additions based on tax positions related to the current year	5,550	4,269	5,622
Additions based on tax position from prior years	865	—	1,338
Gross amount of unrecognized tax benefits as of the end of the year	$18,076	$11,661	$7,392
Effective July 11, 2017, the Company adopted the provisions of ASC Topic 740, Income Taxes. ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded.
As of December 31, 2022, 2021, and 2020, the Company had $18.1 million, $11.7 million, and $7.4 million, respectively, of gross unrecognized tax benefits, related to research and experimental tax credits. The Company does not expect a significant change to the amount of unrecognized tax benefits to occur within the next 12 months.
The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties at December 31, 2022 or 2021, and has not recognized interest or penalties during the years ended December 31, 2022, 2021, and 2020, since there was no reduction in income taxes paid due to uncertain tax positions.
The Company is subject to taxation in the United States, various states, and Germany. As of December 31, 2022, all tax years remain open to examination, to the extent of the losses incurred.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. The Company expenses professional legal fees as incurred, which are included in selling, general and administrative expense on the consolidated financial statements. Other than as described below, there is no material pending or threatened litigation against the Company that remains outstanding as of December 31, 2022.
Regulatory and Governmental Investigations and Related Internal Review
In September 2020, a short seller reported on certain aspects of the Company’s business and operations. The Company and its board of directors retained Kirkland & Ellis LLP to conduct an internal review in connection with the short-seller article (the “Internal Review”), and Kirkland & Ellis LLP promptly contacted the Division of Enforcement of the U.S. Securities and Exchange Commission to make it aware of the commencement of the Internal Review. The Company subsequently learned that the Staff of the Division of Enforcement and the United States Attorney's Office for the Southern District of New York (the "SDNY") had opened investigations.
By order dated December 21, 2021, the Company and the SEC reached a settlement arising out of the SEC’s investigation of the Company. Under the terms of the settlement, without admitting or denying the SEC’s findings, the Company among other things, agreed to pay a $125 million civil penalty. The first $25 million installment was paid at the end of 2021 and the remaining installments are to be paid semiannually through 2023. The Company previously reserved the full amount of the settlement in the quarter ended September 30, 2021, as disclosed in the Company’s quarterly report on Form 10-Q for such quarter, filed with the SEC on November 4, 2021. In July 2022, the Company and SEC agreed to an alternative payment plan with the first two payments of $5 million to be paid in July 2022 and December 2022. The July 2022 and December 2022 payments have been made by the Company. In February 2023, the Company and the SEC agreed to another alternative payment plan, with the next two payments of $1.5 million to be paid in March 2023 and June 2023. The remainder of the payment plan is subject to determination. As of December 31, 2022, the Company has reflected the remaining liability of $90.0 million in accrued expenses and other current liabilities on the consolidated balance sheets.
On July 29, 2021, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging the Company’s former executive chairman, Trevor Milton, with securities fraud and wire fraud. That same day, the SEC announced charges against Mr. Milton for alleged violations of federal securities laws. On October 14, 2022, a Federal District Court jury for the Southern District of New York found Mr. Milton guilty on one count of securities fraud and two counts of wire fraud.
During the years ended December 31, 2022 and 2021 and 2020, the Company expensed $6.1 million, $22.4 million and $8.1 million, respectively for Mr. Milton's attorneys' fees under his indemnification agreement with the Company. As of December 31, 2022 and 2021, the Company accrued approximately zero and $22.7 million, respectively, in legal and other professional costs for Mr. Milton's attorneys' fees under his indemnification agreement. The Company expects to incur additional related legal costs in fiscal year 2023, which will be expensed as incurred and which could be significant in the periods in which they are recorded.
The Company cannot predict whether any other governmental authorities will initiate separate investigations or litigation. The outcome of any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former employees, officers and/or directors in addition to Mr. Milton, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. While it is not possible to accurately predict at this time when matters relating to the SDNY investigation will be completed, the final outcome of the SDNY investigation, what additional actions, if any, may be taken by the SDNY or by other governmental agencies, or the effect that such actions may have on the Company's business, prospects, operating results and financial condition, which could be material, are not possible to accurately predict.
The SDNY investigation, including any matters identified in the Internal Review, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company's business or reputation, (3) loss of, or adverse effect on, cash flow, assets,

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
goodwill, results of operations, business, prospects, profits or business value, including the possibility of certain of the Company's existing contracts being cancelled, (4) adverse consequences on the Company's ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company's business, prospects, operating results and financial condition.
Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company's operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.
The Company is currently seeking reimbursement from Mr. Milton for costs and damages arising from the actions that are the subject of the government and regulatory investigations.
Shareholder Securities Litigation
The Company and certain of its current and former officers and directors are defendants in a consolidated securities class action lawsuit pending in the United States District Court of the District of Arizona (the "Shareholder Securities Litigation").On December 15, 2020, the United States District Court for the District of Arizona consolidated the actions under lead case Borteanu v. Nikola Corporation, et al., No. CV-20-01797-PXL-SPL, and appointed Angelo Baio as the “Lead Plaintiff”. On December 23, 2020, a motion for reconsideration of the Court’s order appointing the Lead Plaintiff was filed. On December 30, 2020, a petition for writ of mandamus seeking to vacate the District Court’s Lead Plaintiff order and directing the court to appoint another Lead Plaintiff was filed before the United States Court of Appeals for the Ninth Circuit, Case No. 20-73819. The motion for reconsideration was denied on February 18, 2021. On July 23, 2021, the Ninth Circuit granted in part the mandamus petition, vacated the district court’s December 15, 2020 order, and remanded the case to the District Court to reevaluate the appointment of a Lead Plaintiff. On November 18, 2021, the Court appointed Nikola Investor Group II as Lead Plaintiff and appointed Pomerantz LLP and Block & Leviton LLP as co-lead counsel. On January 24, 2022, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, based on allegedly false and/or misleading statements and omissions in press releases, public filings, and in social media regarding the Company's business plan and prospects. In accordance with the Court's scheduling order, Defendants filed their motions to dismiss on April 8, 2022. On May 9, 2022, Plaintiffs filed their opposition to Defendants' motions to dismiss, and on June 8, 2022, Defendants filed their reply briefs. On February 2, 2023, the court issued a ruling granting the Defendants' motions to dismiss, without prejudice. As a result, Plaintiffs' complaint was dismissed in its entirety, with leave to amend by April 3, 2023.
Plaintiffs seek an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.
Derivative Litigation
Beginning on September 23, 2020, two purported shareholder derivative actions were filed in the United States District Court for the District of Delaware (Byun v. Milton, et al., Case No. 1:20-cv-01277-UNA; Salguocar v. Girsky et. al., Case No. 1:20-cv-01404-UNA), purportedly on behalf of the Company, against certain of the Company's current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement. The Byun action also brings claims for unjust enrichment and abuse of control, while the Salguocar action brings a claim for waste of corporate assets. On October 19, 2020, the Byun action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in their entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On November 17, 2020, the Byun and Salguocar actions were consolidated as In re Nikola Corporation Derivative Litigation, Lead Case No. 20-cv-01277-CFC. In its order consolidating the actions, the Court applied the Byun stay to the consolidated action, appointed The Brown Law Firm, P.C. and Gainey McKenna & Egleston as co-lead counsel, and appointed Farnan LLP and O’Kelly & Ernst, LLC as liaison counsel. On January 31, 2023, plaintiffs filed an amended complaint. The consolidated action remains stayed.
On December 18, 2020, a purported shareholder derivative action was filed in the United States District Court for the District of Arizona, Huhn v. Milton et al., Case No. 2:20-cv-02437-DWL, purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
Exchange Act, unjust enrichment, and against defendant Jeff Ubben, a member of the Company’s board of directors, insider selling and misappropriation of information. On January 26, 2021, the Huhn action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in its entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. The Huhn action remains stayed.
On January 7, 2022, Barbara Rhodes, a purported stockholder of the Company, filed her Verified Stockholder Derivative Complaint in Delaware Chancery Court captioned Rhodes v. Milton, et al. and Nikola Corp., C.A. No. 2022-0023-KSJM (the “Rhodes Action”). On January 14, 2022, Zachary BeHage and Benjamin Rowe (together, the “BeHage Rowe Plaintiffs”), purported stockholders of the Company, filed their Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned BeHage v. Milton, et al. and Nikola Corp., C.A. No. 2022-0045-KSJM, (the “BeHage Rowe Action” together with the Rhodes Action, the “Related Actions”). The Related Actions are against certain of the Company’s current and former directors and allege breach of fiduciary duties, insider selling under Brophy, aiding and abetting insider selling, aiding and abetting breach of fiduciary duties, unjust enrichment, and waste of corporate assets. On January 28, 2022, Rhodes and the BeHage Rowe Plaintiffs filed a stipulation and proposed order for consolidation of the Related Actions. The proposed order states that Defendants need not answer, move, or otherwise respond to the complaints filed in the Related Actions and contemplates that counsel for Plaintiffs shall file a consolidated complaint or designate an operative complaint within fourteen days of entry of an order consolidating these actions and shall meet and confer with counsel for Defendants or any other party regarding a schedule for Defendants to respond to the operative complaint. The Court granted this proposed order on February 1, 2022 and consolidated the Related Actions as In re Nikola Corporation Derivative Litigation, C.A. No. 2022-0023-KJSM (the “Consolidated Related Actions”). On February 15, 2022, Rhodes and the BeHage Rowe Plaintiffs filed a Verified Consolidated Amended Stockholder Derivative Complaint in the Related Actions (the “Amended Complaint”). On April 4, 2022, the parties filed a stipulation and proposed order, pursuant to which the parties to the Related Actions agreed that Defendants need not answer, move, or otherwise respond to certain counts of the Amended Complaint. In accordance with the Court-ordered stipulation, Defendants filed their motions to stay the remaining counts of the Amended Complaint on April 13, 2022. Plaintiffs filed their oppositions on May 4, 2022, and Defendants filed their replies on May 25, 2022. In a bench ruling following a telephonic oral argument on June 1, 2022, the Court granted Defendants' motions to stay the remaining counts of the Amended Complaint. The Court ordered the Defendants to submit a status report on October 31, 2022, or within three days of receipt of a decision on the motions to dismiss in the Shareholder Securities Litigation, whichever comes first, in which Defendants can request a continued stay of the Related Actions. The stay was subsequently extended until January 10, 2023, by court order and, on January 12, 2023, the parties entered into a stipulation staying the actions until the earlier of February 14, 2023 or a resolution of the motions to dismiss in the Shareholder Securities Litigation. The stay was automatically lifted on February 2, 2023, when the Shareholder Securities Litigation was dismissed. Plaintiffs filed an amended complaint on February 14, 2023.
On March 10, 2022, Michelle Brown and Crisanto Gomes (together, the “Brown & Gomes Plaintiffs”), purported stockholders of the Company, filed a Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned Brown v. Milton, et al. and Nikola Corp., C.A. No. 2022-0223-KSJM (the “Brown & Gomes Action”). The Brown & Gomes Action is against certain of the Company’s current and former directors and alleges claims against those defendants for purported breaches of fiduciary duty and unjust enrichment. On March 14, 2022, the Brown & Gomes Plaintiffs notified the court in the Related Actions of their belief that the Brown & Gomes Action properly belongs as part of the Consolidated Related Actions. On January 12, 2023, the parties entered into a stipulation consolidating the Brown & Gomes Action into the Consolidated Related Actions
The complaints seek unspecified monetary damages, costs and fees associated with bringing the actions, and reform of the Company's corporate governance, risk management and operating practices. The Company intends to vigorously defend against the foregoing complaints. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.
In addition, on March 8, 2021, the Company received a demand letter from a law firm representing a purported stockholder of the Company alleging facts and claims substantially the same as many of the facts and claims in the filed derivative shareholder lawsuit. The demand letter requests that the board of directors (i) undertake an independent internal investigation into certain board members and management’s purported violations of Delaware and/or federal law; and (ii) commence a civil action against those members of the board and management for alleged fiduciary breaches. In April 2021, the board of directors formed a demand review committee, consisting of independent directors Bruce L. Smith, and Mary L. Petrovich, to review such

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
demands and provide input to the Company and retained independent counsel. There can be no assurance as to whether any litigation will be commenced by or against the Company by the purported shareholder with respect to the claims set forth in the demand letter, or whether any such litigation could be material.
Books and Record Demands Pursuant to Delaware General Corporation Law Section 220
The Company has received a number of demand letters pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), seeking disclosure of certain of the Company’s records. The Company has responded to those demands, stating its belief that the demand letters fail to fully comply with the requirements of Section 220 of the DGCL. However, in the interest of resolution and while preserving all rights of the defendants, the Company has engaged in negotiations with the shareholders, and has provided certain information that the Company had reasonably available to it.
On January 15, 2021, Plaintiff Frances Gatto filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On January 26, 2021, Plaintiff’s counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiff’s demand, and the Company need not answer or otherwise respond to the complaint at this time. On October 20, 2021, Plaintiff dismissed the action without prejudice.
On October 8, 2021, Plaintiffs Zachary BeHage and Benjamin Rowe filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On October 19, 2021, Plaintiffs’ counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiffs’ demand, and the Company need not answer or otherwise respond to the complaint at this time. On January 14, 2022, Plaintiffs dismissed the action without prejudice.
On January 19, 2022, Plaintiff Melissa Patel filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On February 20, 2022, the parties filed a stipulation and proposed order of dismissal without prejudice, which the court granted on February 21, 2022.
Romeo Matters (Discontinued Operations)
Chelico Litigation
A police officer was injured in connection with an automobile accident resulting from an allegedly intoxicated Legacy Romeo employee driving following his departure from a 2017 company holiday party that occurred after hours and not on Romeo's premises. Romeo terminated the employee’s employment shortly after the incident occurred. This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, Los Angeles County), for which Romeo is the named defendant. In July 2020, Romeo settled this matter in principle and agreed to pay a settlement of $6.0 million. Correspondence that is believed to constitute a legally enforceable agreement was exchanged on July 22, 2020. Romeo's business and umbrella insurance carriers agreed to cover the cost of damages owed. As a result, Romeo accrued $6.0 million as a legal settlement payable with a corresponding insurance receivable for $6.0 million as of September 30, 2022 and December 31, 2021. Because the plaintiff had not proceeded to finalize the settlement transaction due to a dispute with the City of Los Angeles related to the allocation of the global settlement payment between the plaintiff and the LAPD (unrelated to Romeo), Romeo filed a claim for breach of contract against the plaintiff in Romeo Systems et al. v. Chelico, Case # 21STCV20701. The cases have been related and are pending in front of Hon. Mark Epstein. The trial of the settlement-related issues began on October 24, 2022, and closing arguments were held on November 18, 2022. . Judge Epstein entered judgment in favor of plaintiff Romeo Systems, Inc. on January 17, 2023. Based upon information presently known to management, the Company is not currently able to estimate the outcome of this proceeding or a possible range of loss, if any, more than the $6.0 million settlement payable Romeo agreed upon.The $6.0 million of legal settlement payable and the related $6.0 million of insurance receivable were reported in accrued expenses and other current liabilities and prepaid expenses and other current assets, respectively, on the consolidated balance sheets as of December 31, 2022.
Wage and Hour Litigation
On October 29, 2020, John Alonzo, a former employee of Romeo filed a putative wage and hour class action complaint in the Los Angeles Superior Court on behalf of all current and former non-exempt employees in California from October 2016 to present. Alonzo alleges that Romeo did not pay for all time worked, did not provide compliant meal and rest periods, did not reimburse necessary business expenses, and other derivative claims. The parties mediated on October 7, 2021, and reached a

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
settlement shortly thereafter. The parties are finalizing a long-form settlement agreement, which will be submitted to the Court for its approval. The proposed settlement amount is not material to the Company's consolidated financial statements.
On August 5, 2022, Charles Walker filed a wage and hour class action complaint against Romeo in the Los Angeles Superior Court. Walker claims to be a former employee of Romeo and seeks to represent a class of all non-exempt Romeo employees in California. However, Walker was at all times an employee of Randstad, a contract labor firm, and has never been an employee of Romeo. In addition, any historical claims related to non-exempt employees of Romeo should be covered by the wage and hour settlement in Alonzo v. Romeo Power. This has been communicated to plaintiff’s counsel who is waiting on publication of Alonzo settlement before determining how to proceed. The action is stayed until May 31, 2023. Based upon information presently known to management, the Company is not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.
Cannon Complaint
On February 26, 2021, plaintiff Lady Benjamin PD Cannon f/k/a Ben Cannon filed a complaint (the “Cannon Complaint”) against Romeo and Michael Patterson (“Patterson”) in the Court of Chancery for the State of Delaware. The Cannon Complaint includes claims for declaratory relief (against Romeo and Patterson), non-compliance with Article 9 of the Delaware UCC (against Patterson), conversion (against Romeo and Patterson), and breach of contract (against Romeo). Generally, plaintiff alleges that the transfer to Patterson of a warrant for 1,000,000 shares of Romeo’s Common Stock, which plaintiff pledged as security for a loan, is invalid, that Patterson improperly accepted that warrant in satisfaction of the loan, and that she, not Patterson, holds the right to exercise that warrant and to purchase the equivalent of 1% of Romeo’s Common Stock. The relief sought by plaintiff includes declaratory relief, return of the warrant, specific performance on the warrant, money damages, cost of suit, and attorneys’ fees. On May 4, 2021, Romeo filed a motion to dismiss all claims against it under Delaware Chancery Rule 12(b)(6); on May 17, 2021, plaintiff filed a motion for partial summary judgment; and on June 16, 2021, Romeo and Patterson filed a joint Rule 56(f) motion for discovery.
On September 24, 2021, the Court granted Romeo’s motion to dismiss plaintiff’s claim for conversion against Romeo, but otherwise denied Romeo’s motion. The Court also deferred a ruling on plaintiffs’ motion for partial summary judgment and Romeo and Patterson’s Rule 56(f) motion for discovery.
On October 8, 2021, the Court granted the parties’ stipulation pursuant to which plaintiff withdrew her motion for partial summary judgment without prejudice, the parties agreed that plaintiff would file a first amended complaint, and the parties agreed to a schedule for Romeo and Patterson to file Answers to that first amended complaint and a date by when the parties would complete certain discovery. Plaintiff filed her first amended complaint on October 18, 2021, removing her claim for conversion against Romeo and adding a claim against Romeo for alleged violation of 6 Del. C. § 8-404(a) on account of the same allegedly improper transfer of a warrant from plaintiff to Patterson. Romeo and Patterson filed Answers to that amended complaint on October 28, 2021 denying plaintiff’s claims.
After attempts to reach a negotiated resolution were unsuccessful, on March 10, 2022, Romeo filed a First Amended Answer and Counterclaim, in which Romeo asserted claims against plaintiff for fraud in the inducement, fraudulent concealment, and declaratory relief. On April 21, 2022, Romeo filed a First Amended Answer and Affirmative Defenses and Amended Counterclaim against Plaintiff, alleging further facts and circumstances in support of Romeo’s counterclaims. Plaintiff moved to dismiss Romeo’s counterclaims on May 12, 2022. That motion was heard on December 12, 2022, and on December 13, 2022, the Court granted Plaintiff’s motion with respect to Romeo’s fraud-based counterclaims on statute of limitations grounds. The Court denied the remainder of Plaintiff’s motion.
The parties have largely concluded the fact discovery phase of the litigation, including witness depositions. On December 13, 2022, the Court request letter briefing regarding potential motions for summary judgment, which the Parties submitted by February 6, 2023. Those letters are pending with the Court. No trial date has been set. The Company intends to defend itself vigorously against plaintiff’s claims. The outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. Given the stage of the litigation and based upon information presently known to management, the Company is not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.
Nichols and Toner Complaints
On April 16, 2021, plaintiff Travis Nichols filed a class action complaint against Romeo Power, Inc. (f/k/a RMG Acquisition Corp.), Lionel E. Selwood, Jr. and Lauren Webb (the “Officer Defendants”), and Robert S. Mancini, Philip Kassin,

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
D. James Carpenter, Steven P. Buffone, W. Grant Gregory, W. Thaddeus Miller, and Craig Broderick (the “RMG Director Defendants”) in the United States District Court for the Southern District of New York (the “Court”), captioned Nichols v. Romeo Power Inc., No. 21-cv-3362-LGS (S.D.N.Y. 2021). On May 6, 2021, plaintiff Victor J. Toner filed a second class action complaint against the same defendants in the Southern District of New York, captioned Toner v. Romeo Power, Inc., No. 21-cv-4058 (S.D.N.Y.). The complaints generally allege violations of Section 10(b) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and SEC Rule 10b-5 promulgated thereunder. On July 15, 2021, the Court entered an order consolidating the Nichols and Toner actions under the caption In re Romeo Power Inc. Securities Litigation, No. 21-cv-3362-LGS (S.D.N.Y.), and appointing Mike Castleberg as lead plaintiff and Glancy Prongay & Murray LLP as lead counsel.
On September 15, 2021, plaintiffs filed an Amended Class Action Complaint for Violations of the Federal Securities Laws (the “Amended Complaint”) against the same Defendants alleging violations of Sections 10(b), 14(a), and 20(a) of the Exchange Act and SEC Rules 10b-5 and 14a promulgated thereunder. The Amended Complaint alleges that Defendants made false and misleading statements regarding the status of Romeo’s battery cell supply chain and Romeo’s ability to meet customer demand, fulfill its revenue backlog, and achieve its revenue forecast for 2021.
Defendants filed a Motion to Dismiss the Amended Complaint on November 5, 2021. On June 2, 2022, the Court entered an order granting in part and denying in part the Motion. The Court dismissed all claims against the RMG Director Defendants, finding that they were (if anything) derivative claims and not adequately pled. But the Court denied the motion as to claims against Romeo, Selwood, and Webb and allowed the case to proceed with respect to at least one statement – whether Romeo had two or four suppliers at the time of the deSPAC. The Court expressly did not rule on any of the other statements at issue, including the forward-looking statements that comprise the bulk of the case. On June 16, 2022, the remaining defendants filed a Motion for Reconsideration of the June 2, 2022 Order as it relates to certain of the remaining Section 10(b) claims and the court denied the motion. The matter is now in discovery.
This litigation is at preliminary stages and the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. The Company intends to defend itself vigorously against these claims. Based upon information presently known to management, the Company is not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.
Southern District of New York Derivative Matter
On July 27, 2022, Plaintiff Bach-Mai Fiori (“Plaintiff”) filed a Verified Shareholder Derivative Complaint (the “Complaint”) on behalf of Romeo Power, Inc. against Defendants Susan Brennan, Robert Mancini, Ronald Gottwald, Philip Kassin, Timothy Stuart, Lauren Webb, Lionel Selwood, Paul Williams, Brady Ericson, and Romeo as a nominal defendant only, in United States District Court for the Southern District of New York, captioned as Bach-Mai Fiori v. Brennan, No. 22-cv-06403 (S.D.N.Y.). The Complaint alleges that certain of Romeo’s then current and former officers and directors made, authorized, and/or failed to prevent the making of the false and misleading statements that are at issue in the Southern District of New York Securities Litigation Matter. In addition to alleging the same violation of Section 10(b) of the Exchange Act and SEC Rule 10b-5 as in the Southern District of New York Securities Litigation Matter, the Plaintiff alleges breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty (for permitting the practices that allowed these statements to be disseminated), unjust enrichment, and waste of corporate assets, all of which are premised on the alleged legal liability and costs that Romeo might incur in the Southern District of New York Securities Litigation Matter and other unspecified harms. On November 3, 2022, Plaintiff voluntarily dismissed the Complaint, and the Court approved the dismissal of this matter without further notice or proceedings on November 4, 2022.
Litigation relating to the offer or the merger
In connection with the merger agreement and the transactions contemplated thereby, as of September 23, 2022, six purported class action lawsuits have been filed. On September 1, 2022, a purported stockholder of Romeo filed a lawsuit against Romeo and members of its Board of Directors in the United States District Court for the Central District of California, captioned Rushing v. Romeo Power, Inc., No. 8:22-cv-01641. On September 2, 2022, a stockholder of Romeo filed a lawsuit in the United States District Court for the Central District of California, captioned Cataldi v. Romeo Power, Inc., et al., No. 8:22-cv-01642. On September 8, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the Southern District of New York, captioned Wilhelm v. Romeo Power, Inc., No. 1:22-cv-07662. On September 8, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the District of Delaware, captioned Wheeler v. Romeo Power, Inc., No. 1:22-cv-01182. On September 9, 2022, a purported stockholder of Romeo filed a lawsuit,

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
in the United States District Court for the Southern District of New York, captioned Ryan v. Romeo Power, Inc., et al., No. 1:22-cv-07734. On September 13, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the Central District of California, captioned Grinberger v. Romeo Power, Inc., et al., No. 8:22-cv-01678.The lawsuits alleged that Romeo and its Board of Directors made materially incomplete and misleading statements in its Solicitation/Recommendation Statement on Schedule 14D-9 regarding the Offer. Specifically, the lawsuits allege that Romeo and its Board of Directors violated Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act, as amended, and Rule 14d-9 promulgated under the Exchange Act, and asserts claims challenging the adequacy of the disclosures regarding the sales process leading up to the proposed transaction, Romeo’s and Nikola’s financial projections, the interests of Romeo’s senior management and Board of Directors, and Morgan Stanley’s financial analysis.
The lawsuits sought, among other things, injunctive relief to enjoin the Offer, rescission and rescissory damages should the Offer be consummated, an injunction directing the Board of Directors to comply with the Exchange Act, and an award of attorney’s and expert fees and expenses.
All six suits have been voluntarily dismissed.
Lion Electric matter
On October 26, 2022, Lion Electric filed a Request for Arbitration before the International Chamber of Commerce (ICC) for the commencement of an arbitration against Romeo Systems, Inc. pursuant to the dispute resolution provisions of the Purchase Agreement dated November 2, 2020 between Romeo and Lion. The Request for Arbitration alleges that Romeo Systems, Inc. has breached various provisions of the Purchase Agreement related to the manufacture and sale of batteries. Romeo denies the allegations and intends to vigorously defend itself in the matter. Based upon information presently known to management, the Company is not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.
Purchase Commitments
The Company enters into commitments under non-cancellable or partially cancellable purchase orders or vendor agreements in the normal course of business. The following table presents the Company's commitments and contractual obligations as of December 31, 2022:

	Payments due by period as of December 31, 2022
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Unrecorded contractual obligations:
Purchase obligations	$293,300	$133,220	$160,080	$—	$—
Leases executed not yet commenced	47,356	5,403	17,361	17,297	7,295
Recorded contractual obligations:
Accrued SEC settlement	90,000	90,000	—	—	—
FCPM License	32,126	32,126	—	—	—
	$462,782	$260,749	$177,441	$17,297	$7,295
Commitments and Contingencies
FCPM License
In the third quarter of 2021, the Company entered into a fuel cell power module ("FCPM") license to intellectual property that will be used to adapt, further develop and assemble FCPMs. Payments for the license will be due in installments ranging from 2022 to 2023. As of December 31, 2022, the Company accrued $32.1 million in accrued expenses and other current liabilities on the consolidated balance sheets.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
16. NET LOSS PER SHARE
The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2022, 2021, and 2020.

	Years Ended December 31,
	2022	2021	2020
Numerator:
Net loss from continuing operations	$(738,138)	$(690,438)	$(370,866)
Net loss from discontinued operations	(46,100)	—	—
Net loss	(784,238)	(690,438)	(370,866)
Less: Premium on repurchase of redeemable convertible preferred stock	—	—	(13,407)
Net loss attributable to common shareholders, basic	$(784,238)	$(690,438)	$(384,273)
Less: revaluation of warrant liability	—	(3,051)	(13,448)
Net loss attributable to common stockholder, diluted	$(784,238)	$(693,489)	$(397,721)

Denominator:
Weighted average shares outstanding, basic	441,800,499	398,655,081	335,325,271
Dilutive effect of common stock issuable from assumed exercise of options	—	129,311	505,762
Weighted average shares outstanding, diluted	441,800,499	398,784,392	335,831,033

Basic net loss per share:
Net loss from continuing operations	$(1.67)	$(1.73)	$(1.11)
Net loss from discontinued operations	$(0.11)	$—	$—
Net loss	$(1.78)	$(1.73)	$(1.11)
Net loss attributable to common stockholders	$(1.78)	$(1.73)	$(1.15)

Diluted net loss per share:
Net loss attributable to common stockholders	$(1.78)	$(1.74)	$(1.18)
Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.
Diluted net loss per share is computed by dividing the net loss, adjusted for the revaluation of warrant liability, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of warrants. The treasury stock method was used to calculate the potential dilutive effect of these common stock equivalents.
Potentially dilutive shares were excluded from the computation of diluted net loss when their effect was antidilutive. The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
16. NET LOSS PER SHARE (Continued)

	Years Ended December 31,
	2022	2021	2020
Toggle Senior Unsecured Convertible Notes (on an as-converted basis)	24,123,014	—	—
5% Senior Convertible Notes (on an as-converted basis)	22,418,653	—	—
Outstanding warrants	1,137,850	—	—
Stock options, including performance stock options	22,470,585	28,996,160	32,529,224
Restricted stock units, including Market Based RSUs	21,645,858	25,496,384	18,344,243
Total	91,795,960	54,492,544	50,873,467
17. SUBSEQUENT EVENTS
Exchange and Investment Agreement
On March 29, 2023, the Company entered into an exchange and investment agreement (the "Exchange Agreement") with the Investor, related to the exchange of $100.0 million of the Company's Toggle Senior Unsecured Convertible Notes held by the Investor for the issuance to the Investor of $100.0 million 8.00% / 11.00% Series B Convertible Senior PIK Toggle Notes due 2026 (the "Exchanged Notes"). On April 11, 2023, the Company completed the exchange of $100.0 million principal amount of the Company's Toggle Senior Unsecured Convertible Notes for $100.0 million aggregate principal amount of the Exchanged Notes.
In August 2023, the Investor converted the Exchanged Notes in full for the issuance of 72,458,789 shares of the Company's common stock.
Sale of Nikola Iveco Europe GmbH
On June 29, 2023 (the "Divestiture Closing"), the Company and Iveco executed the European Joint Venture Transaction Agreement (the "Transaction Agreement") whereby the Company sold its 50% equity interest in Nikola Iveco Europe GmbH to Iveco for $35.0 million. In conjunction with the Transaction Agreement, the Company issued an intellectual property license agreement (the “License Agreement”), which grants Iveco and Nikola Iveco Europe GmbH a non-exclusive, perpetual, irrevocable, fully sublicensable, transferable, and fully assignable license ("Licensed Software") to software and controls technology related to the BEV and FCEV. According to the terms of the Transaction Agreement, the Company may also receive 20.6 million shares of its own common stock from Iveco, contingent on successful due diligence ("Software Due Diligence") performed by Iveco and its consultants on the Licensed Software delivered to Iveco on the Divestiture Closing pursuant to the License Agreement. The Software Due Diligence is evaluated based on mutually agreed criteria between Iveco and the Company and will be performed starting on the June 29, 2023, and ending on August 4, 2023.
The Software Due Diligence was deemed successful and the Company received the shares of its own stock upon conclusion of the Software Due Diligence period.
Sale and leaseback of Coolidge, AZ Land
On June 29, 2023 (the "Land Sale Date"), the Company entered into a sale agreement (the "Land Sale Agreement"), pursuant to which the Company sold the land in Coolidge, Arizona on which the Company's manufacturing facility is located for a purchase price of $50.4 million. Concurrent with the sale, the Company entered into a lease agreement (the "Land Lease Agreement"), whereby the Company leased back the land.
Assignment of Romeo
On June 30, 2023, the Company transferred ownership of all of Romeo's right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions, to the Assignee. The Company received no cash consideration related to the Assignment.
The Company deconsolidated Romeo as of the Assignment as the Company no longer held a controlling financial interest in Romeo as of that date. The Assignment of Romeo represents a strategic shift and its results were reclassified to discontinued operations for the periods presented.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements (Continued)
17. SUBSEQUENT EVENTS (Continued)
FFI Purchase Agreement
In July 2023, the Company executed a membership interest and asset purchase agreement (the "Purchase Agreement") with FFI Phoenix Hub Holdings, LLC, a wholly-owned subsidiary of Fortescue Future Industries ("FFI"). Pursuant to the terms of the Purchase Agreement, FFI Phoenix Hub Holdings, LLC, will acquire 100% of the interests in Phoenix Hydrogen Hub, LLC, the Company's wholly owned subsidiary holding the assets related to the Phoenix hydrogen hub project. The Company received net proceeds of $20.7 million in July 2023 related to the first closing under the Purchase Agreement.
Authorized Common Stock
On August 3, 2023, the Company held its 2023 Annual Meeting of Stockholders (the "Annual Meeting"). At the Annual Meeting, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 800,000,000 to 1,600,000,000.
Sale of Common Stock
The Company issued 66,690,443 shares of common stock under the Equity Distribution Agreement for gross proceeds of $118.6 million.
The Company issued 32,211,777 shares of common stock under the Purchase Agreements to Tumim for proceeds of $67.6 million.
The Company entered into an underwriting agreement (the "Underwriting Agreement") related to a public offering for the sale of 29,910,715 shares of the Company's common stock and received net proceeds of $32.2 million.
The Company sold 59,374,999 shares of common stock in a direct offering for net proceeds of $63.2 million.
Conversion of the 5% Senior Convertible Notes
During the first and second quarters of 2023, the Company issued additional 5% Senior Convertible Notes for proceeds of $52.1 million. The Company issued 87,310,765 shares of common stock for conversions made by the holder of the 5% Senior Convertible Notes for $107.2 million of principal and the make-whole provision.